Exhibit 10.1

Execution Version

17629346 CANADA INC.

– and –

OREZONE GOLD CORPORATION

– and –

HECLA MINING COMPANY

SHARE PURCHASE AGREEMENT

January 26, 2026

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Defined Terms	2
1.2	Construction	21
1.3	Certain Rules of Interpretation	22
1.4	Knowledge	22
1.5	Computation of Time	22
1.6	Performance on Business Days	22
1.7	Currency and Payment	22
1.8	Accounting Terms	23
1.9	Vendor Group Disclosure Letter	23

ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED SHARES		23
2.1	Agreement to Purchase and Sell	23
2.2	Purchase Price	23
2.3	Estimated Balance Sheet	24
2.4	Payment of Purchase Price	25
2.5	Closing Statements	26
2.6	Purchase Price Adjustments	28
2.7	Withholding	29

ARTICLE 3 CLOSING ARRANGEMENTS		29
3.1	Closing	29
3.2	Vendor Group’s Closing Deliveries	29
3.3	Purchaser’s Closing Deliveries	30

ARTICLE 4 CONDITIONS		32
4.1	Conditions for the Benefit of the Purchaser	32
4.2	Conditions for the Benefit of the Vendor Group	33
4.3	Termination Events	34
4.4	Effect of Termination	35

ARTICLE 5 COVENANTS		35
5.1	Transfer of Documentation	35
5.2	Actions to Satisfy Covenants	37
5.3	Interim Period Covenants of the Vendor Group	37
5.4	Interim Period Covenants of the Purchaser and the Purchaser Guarantor	37
5.5	Access	38
5.6	Required Closing Approvals	38
5.7	Director and Officer Indemnification and Insurance	40
5.8	Employment Matters	41
5.9	Pre-Closing Reorganization	41
5.10	Tax Election	41
5.11	Transfer Taxes Paid by the Purchaser	41
5.12	Tax Returns	42
5.13	Other Tax Matters	42
5.14	Name Change	43
5.15	R&W Policies	44
5.16	Wrong Pockets	45
5.17	Closure Financial Assurance and Historical Environmental Matters	45

- i -

5.18	Covenant of Purchaser Guarantor	46
5.19	Post-Closing Amalgamation	48
5.20	Restrictions on Transfer	48
5.21	Excessive Dividend Elections.	49

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		49
6.1	Representations and Warranties of the Vendor	49
6.2	Representations and Warranties of the Purchaser	67
6.3	Representations and Warranties of the Purchaser Guarantor	70
6.4	Survival of the Representations, Warranties and Covenants	74
6.5	Termination of Liability.	75

ARTICLE 7 INDEMNIFICATION		75
7.1	Indemnification by the Vendor Group	75
7.2	Indemnification by the Purchaser	75
7.3	Limitations on Indemnity; Sources of Recovery	76
7.4	Notice of Claim	78
7.5	Third-Party Claims	79
7.6	Direct Claims	81
7.7	Tax Proceedings	81
7.8	Indemnification Payments	82
7.9	Adjustment to Purchase Price	82
7.10	Exclusive Remedy	82
7.11	Trust and Agency	82
7.12	One Recovery	83
7.13	Indemnity Obligations Unaffected by R&W Policies	83
7.14	Mitigation	84
7.15	Adjustments	84

ARTICLE 8 GENERAL		85
8.1	Confidentiality, Announcements and Disclosure	85
8.2	Transactions Expenses	87
8.4	Entire Agreement; No Third-Party Beneficiary	87
8.5	Amendment	87
8.6	Waiver of Rights	87
8.7	Time of Essence	87
8.8	Governing Law; Attornment	88
8.9	Notices	88
8.10	Assignment; Enurement	89
8.11	Further Assurances	89
8.12	Severability	89
8.13	Counterparts	89

SCHEDULE “A” CONTINGENT PAYMENT AGREEMENT		A-1

SCHEDULE “B” FORM OF R&W POLICIES		B-1

SCHEDULE “C” PURCHASER GUARANTOR CONVERTIBLE SECURITIES		C-1

SCHEDULE “D” PURCHASER’S REQUIRED CLOSING APPROVALS		D-1

- ii -

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made the 26th day of January, 2026.

BETWEEN:

17629346 CANADA INC.

(the “Purchaser”)

- and –

OREZONE GOLD CORPORATION

(the “Purchaser Guarantor”)

- and –

HECLA MINING COMPANY

(the “Vendor”)

RECITALS

WHEREAS Hecla Quebec Inc. (the “Company”) is incorporated under the laws of Canada and owns and operates the Mine (as defined herein) and certain other exploration assets within Quebec (the “Business”) and owns the Excluded Assets (as defined herein).

WHEREAS the Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Company (the “Purchased Shares”).

WHEREAS prior to the Closing Date (as defined herein), the Vendor will implement the Pre-Closing Reorganization, pursuant to which, among other things, the Purchased Shares, will be transferred to the Vendor Newco (as defined herein) and the Excluded Assets (as defined herein) will be transferred to the Vendor.

WHEREAS subsequent to the Pre-Closing Reorganization, the Vendor Newco wishes to sell, and the Purchaser wishes to purchase, all of the Purchased Shares on the terms and subject to the conditions set forth in this Agreement.

WHEREAS the Purchaser Guarantor has agreed to guarantee the obligations of the Purchaser pursuant to the terms, conditions and limitations set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter contained and for other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by the Parties), each Party covenants and agrees with the other Parties as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

Where used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have these respective meanings:

(1)

“Accounts Payable” means the aggregate of all accounts payable of the Company, including trade payables, accrued expenses, accrued salaries and wages (including the employer portion of all payroll Taxes related thereto), leave payable and other similar accruals, in each case without duplication and as determined in accordance with U.S. GAAP.

(2)

“Accounts Receivable” means the aggregate of all accounts receivable, trade receivables, notes receivable, book debts and other debts due or accruing due to the Company, and the full benefit of any related security, in each case without duplication and as determined in accordance with U.S. GAAP.

(3)	“Act” means the Canada Business Corporations Act the regulations thereunder, as the same may be amended or replaced from time to time, except where expressly provided.

(4)

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act with respect to the Transactions, which advance ruling certificate has not been modified or withdrawn prior to the Effective Time.

(5)

“Affiliate” has the meaning attributed to that term in the Act, except that reference therein to “control” means in respect of a particular Person, either: (a) possession by another Person or group of other Persons, acting in concert, directly or indirectly through one or more intermediaries, of the right or power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, operation of law, Contract or otherwise, and including acting in the capacity of a general partner of a limited partnership or a trustee of a trust; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more of the participating equity or voting shares of such Person, and “controlled” and “controlling” have similar extended meanings.

(6)

“Agreement” means this share purchase agreement, any agreement that is an amendment of this Agreement and includes any schedules hereto (including as set out in the Vendor Group Disclosure Letter) or thereto.

(7)	“Agreement Date” means the date of this Agreement.

(8)	“Amalco” has the meaning set forth in Section 5.19(1)(a).

(9)	“Ancillary Agreements” means all Contracts, instruments, certificates, share transfer forms or other documents to be executed or delivered pursuant to this Agreement.

(10)

“Anti-Bribery and Anti-Corruption Laws” means: (a) the Corruption of Foreign Public Officials Act (Canada); (b) the Criminal Code of Canada; (c) any regulations under (a) or (b) above; and (d) all other Applicable Laws where the applicable Person does business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Applicable Laws requiring the disclosure of agency relationships or commissions and the anti-corruption rules of any international financial institutions with which the applicable Person does business.

(11)

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any Canadian (whether common or civil, federal, territorial, provincial, municipal, regional or local) or foreign statute, law, bylaw, rule, regulation, order, writ, injunction, judgment or decree, all as in effect as of the Agreement Date and, as applicable, as at Closing, of any Governmental Authority applicable to such Person, property, transaction, event or other matter, including, without limitation, any Environmental Laws, Anti-Bribery and Anti-Corruption Laws, Securities Laws and all policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law or which establish the interpretative position of the law by such Governmental Authority in each case binding on or affecting the Person, property, transaction, event or other matter referred to in the context in which such word is used.

(12)

“Approvals” means licences (including licenses of occupation), qualifications, approvals, authorizations, consents, certificates, registrations, exemptions, variances, waivers, filings, notifications, rulings, permits and Orders.

(13)	“Arm’s Length” has the meaning attributed to that term by the Tax Act.

(14)

“Assets” means all property and assets of the Company, including the following: (a) Personal Property, including prepaid rents, security deposits and options to renew or purchase; (b) Accounts Receivable; (c) Inventory; (d) owned Intellectual Property (e) computer systems; (f) all Permits obtained by or issued to the Company; (g) the Books and Records in the possession or control of the Vendor or the Company; and (h) all prepaid charges, deposits, sums and fees paid by any members of the Company before the Closing Date, but excludes the Excluded Assets.

(15)	“Base Amount” has the meaning set forth in Section 2.2(1).

(16)

“Books and Records” means the books of account, accounting records and other financial data and information relating to the Business, the Mine, the Assets and/or the Company and all books, records, books of account, sales and purchase records, lists of suppliers and customers, personnel and payroll records, production, Inventory and Accounts Receivable data, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Business and all other material documents, files, records, maps, surveys, appraisals, electrical and mechanical plans and studies, correspondence, and other data and information, financial or otherwise, which relate to the Business, the Mine, the Assets and/or the Company, including all data and information stored electronically, digitally or on computer related media.

(17)	“Business” has the meaning set forth in the Recitals.

(18)

“Business Day” means any day, except Saturdays and Sundays, statutory holidays or days on which commercial banks are authorized or required by Applicable Law to close in Coeur d’Alene, Idaho, Montreal, Quebec or Vancouver, British Columbia.

(19)

“Cash” means the sum of all cash and cash equivalents and short-term investments of the Company determined in accordance with U.S. GAAP and applied on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter.

(20)	“Cash Purchase Price” has the meaning set forth in Section 2.5(1)(e).

(21)

“CEWS” means the Canada Emergency Wage Subsidy, enacted in Section 125.7 of the Tax Act, and any other COVID-19 related loan program or direct or indirect wage or rent subsidy offered by a Governmental Authority.

(22)

“Claim” means any act, omission or state of facts or any demand, action, investigation, inquiry, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right of indemnification under this Agreement.

(23)	“Closing” means the completion of the Transactions on the Closing Date in accordance with the terms and conditions of this Agreement.

(24)	“Closing Cash” has the meaning set forth in Section 2.5(1)(b).

(25)

“Closing Date” means the later of (a) March 2, 2026, or (b) three Business Days following satisfaction of each of the conditions set out in Section 4.1(1) and Section 4.2(1) are satisfied (except for those conditions which by their nature can only be satisfied as of the Closing Date) or waived.

(26)	“Closing Gold-in-Circuit and In-process Inventory” has the meaning set forth in Section 2.5(1)(d).

(27)	“Closing Indebtedness” has the meaning set forth in Section 2.5(1)(c).

(28)	“Closing Statements” has the meaning set forth in Section 2.5(1).

(29)	“Closing Statements Dispute Auditor” has the meaning set forth in Section 2.5(2).

(30)	“Closing Statements Dispute Auditor’s Fees” has the meaning set forth in Section 2.5(5).

(31)	“Closing Tax Returns” has the meaning set forth in Section 5.12(1).

(32)	“Closing Working Capital” has the meaning set forth in Section 2.5(1)(a).

(33)	“Closure Amount” has the meaning set forth in Section 5.17(1).

(34)	“Closure Cap” has the meaning set forth in Section 5.17(1).

(35)

“Closure Obligations” means any reclamation, rehabilitation, restoration, remediation or other similar obligations required by Applicable Law (including, for the avoidance of doubt, Environmental Laws), the terms and conditions of any Closure Plans, Mining Leases, Mining Claims, or by any Governmental Authority.

(36)	“Closure Plans” means the Casa Berardi Mine Closure Plan dated October 23, 2019, approved by the MNRF on September 24, 2020, and the Updated Closure Plan.

(37)

“Collective Bargaining Agreement” means any collective bargaining agreement, related documents (including benefit agreements, letters of understanding, letters of intent and other written communications, including arbitration and certification awards) or Contract with or concerning any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, regarding any of the Company Employees, the Company Contractors or the Business. For greater certainty, this includes any predecessor, successor, extension, renewal, replacement or expired agreement to the extent obligations continue by operation of Applicable Law.

(38)	“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person duly authorized to exercise powers of the Commission of Competition.

(39)	“Company” has the meaning set forth in the Recitals.

(40)

“Company Annual Financial Statements” means the internal unaudited annual financial statements of the Company as at and for the financial year ended December 31, 2024 consisting of the statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flow and all notes, schedules and exhibits thereto.

(41)	“Company Contractors” means the third-party independent contractors, consultants and non-employee service providers of the Company.

(42)	“Company Employees” means the officers and employees of the Company, whether active or inactive, part-time or full-time, permanent or temporary, and unionized or non-unionized.

(43)

“Company Interim Financial Statements” means the internal unaudited financial statements of the Company for the period commencing on January 1, 2025 and ending on September 30, 2025 consisting of a statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flow.

(44)

“Company Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that: (a) individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the Business, the Assets, and the operations, liabilities, capital, condition (financial or otherwise) or results of operation of the Company on a consolidated basis; or (b) materially adversely affects the ability of the Company to conduct the Business after the Closing Date substantially as the Business has been conducted to the Agreement Date; except to the extent that the material adverse effect results from or is caused by (i) worldwide, national or local conditions or circumstances, whether they are political, economic or financial, regulatory or otherwise, including in Canada or the United States; (ii) any war (whether or not declared), armed hostilities, acts of terrorism, emergencies, crises, military action or the escalation or worsening thereof; (iii) any act of God, pandemics, natural disasters or similar calamities; (iv) changes in the markets or industry in which the Company operates; (v) changes in the price of gold; (vi) any adoption, implementation, change or proposed change in Applicable Laws or U.S. GAAP (or in any interpretation of Applicable Laws or U.S. GAAP), (vii) the announcement and performance of this Agreement and the Transactions, or (viii) any act or omission of the Company prior to the Closing Date taken pursuant to this Agreement, with the prior written consent or at the written request of the Purchaser; provided that, in the case of clauses (i) through (iv), any such change, effect, event or circumstance shall not be excluded to the extent the same disproportionately affects (individually or together with other changes, effects, events or circumstances) the Company, as compared to other situated Persons.

(45)	“Company Mining Rights” has the meaning set forth in Section 6.1(23)(a).

(46)

“Company Related Party” means, with respect to the Company (a) any member of the Vendor Group or any Affiliate of a member of the Vendor Group; (b) any officer or director of the Company, any member of the Vendor Group or any Affiliate of a member of the Vendor Group; or (c) any Person not dealing at Arm’s Length with the Company, any member of the Vendor Group or any Affiliate of a member of the Vendor Group.

(47)

“Company Transactions Expenses” means, (a) all severance payments to directors, officers and employees, bonuses, retention payments, stay bonuses, success bonuses, and any other change-of-control or similar payments vesting or becoming payable as a result of or in connection with the Transactions, whether payable before or after the Closing, including the employer portion of all payroll Taxes related to the foregoing and those payable by the Vendor Group or any Affiliate of the Vendor Group pursuant to section 8.2 and which have not been paid as of the Closing, plus (b) 50% of all R&W Expenses, plus (c) any payments by the Vendor Group or the Company to obtain any third party consent required under any Contract in connection with the consummation of the Transactions.

(48)	“Competition Act” means the Competition Act (Canada) and the regulations thereunder.

(49)

“Competition Act Approval” means that: (a) the Commissioner shall have issued an Advance Ruling Certificate; or (b) (i) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated by the Commissioner in respect of the Transactions, or the obligation to submit a notification in respect of the Transactions shall have been waived under paragraph 113(c) of the Competition Act; and (ii) the Commissioner shall have issued a No Action Letter.

(50)

“Confidential Information” means (a) all information, in whatever form communicated or maintained, whether orally, in writing, electronically, posted in an online data or deal room or website, in computer readable form or otherwise, regardless of whether marked or identified as proprietary or confidential, that a Party (the “Discloser”) or any of the Discloser’s Representatives discloses to, or that is gathered by inspection by, the other Party (the “Recipient”) or any of the Recipient’s Representatives whether provided before or after the date of this Agreement, including, without limitation, information that contains or otherwise reflects information concerning the Discloser or its Affiliates, or their respective businesses, affairs, financial conditions, assets, liabilities, operations, prospects or activities, and specifically includes, without limitation, financial information, budgets, forecasts, reports, trade secrets, technical information, maps, surveys, charts, data, core samples, drill hole logs, calculations, environmental reports, evaluations, intellectual property, legal opinions, names of securityholders, names of joint venture partners and contractual parties, and any other information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information; (b) all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”); (c) the existence and terms of this Agreement and any other agreements related to the Transactions; (d) the fact that information has been disclosed or made available to the Recipient or the other Recipient’s Representatives or that the Recipient has reviewed any portion thereof or any opinion or view of the Recipient or the Recipient’s Representatives with respect thereto; and (e) the fact that the Recipient is considering the Transactions, or that discussions or negotiations are or may be taking place with respect to possible Transactions, the proposed terms of any Transactions and the status of any discussions or negotiations under this Agreement, but, Confidential Information does not include any information that: (w) is at the time of disclosure to the Recipient or the Recipient’s Representatives or thereafter becomes generally available to the public, other than as a result of a direct or indirect disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement; (x) is or was received by the Recipient or the Recipient’s Representatives on a non-confidential basis from a source other than the Recipient’s Representatives if such source is not known by the Recipient to be prohibited from disclosing the information to the Recipient or the Recipient’s Representatives by a confidentiality agreement with, or a contractual, fiduciary or other legal obligation to, the Discloser or any other Person; (y) was known by the Recipient or the Recipient’s Representatives prior to disclosure under this Agreement if the Recipient or the Recipient’s Representatives were not subject to any contractual, fiduciary or other legal confidentiality obligation in respect of such information and such prior knowledge can be proven by written records in the Recipient’s possession prior to such disclosure; or (z) was independently acquired or developed without use of or reference to any other Confidential Information.

(51)	“Consideration Share Amount” has the meaning set forth in Section 2.2(1)(b).

(52)	“Consideration Share Price” means the deemed price of each Consideration Share to be issued pursuant to this Agreement, which price shall be equal to $1.70329.

(53)

“Consideration Shares” means the 65,757,265 Purchaser Guarantor Shares to be issued to the Vendor Newco, at a deemed price per Consideration Share equal to the Consideration Share Price, in full satisfaction of the Consideration Share Amount and as partial payment of the Purchase Price.

(54)

“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, memorandum of incorporation, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company agreement or other similar document.

(55)

“Contaminant” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance or dangerous good defined or identified in any Environmental Laws or which would reasonably be expected to result in a liability under any Environmental Laws, including any that may impair the quality of any waters.

(56)	“Contingent Cash Payments” has the meaning set forth in Section 2.4(4).

(57)

“Contingent Payment Agreement” means the contingent payment royalty agreement between the Vendor Newco and the Company (in a form registrable in accordance with Applicable Law) pursuant to which the Company agrees to pay the Contingent Cash Payments, in the form attached hereto as Schedule “A”.

(58)	“Contingent Payment Guarantee” means the guarantee by the Purchaser and the Purchaser Guarantor of the Company (or Amalco’s) obligations under the Contingent Payment Agreement.

(59)

“Contingent Payment Guarantee Agreement”, means the contingent payment guarantee agreement between Vendor Newco, the Purchaser and the Purchaser Guarantor pursuant to which the Purchaser and the Purchaser Guarantor provide the Contingent Payment Guarantee.

(60)

“Contract” means any agreement, contract, indenture, lease, sublease, agreement to lease, agreement to sublease, occupancy agreement, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, and including all amendments, renewals, extensions and/or assignments thereto, other than a Permit or an Environmental Permit.

(61)	“Cost Determination Percentage” has the meaning set forth in Section 2.5(5).

(62)

“Current Assets” means, in respect of the Company, without duplication, (a) all Accounts Receivable, Inventory, prepaid expenses, deposits, and advances to suppliers or a successor, and any other receivable unconditionally owing as of the Closing Date but due within one year following the Closing Date; but excluding all Cash; Gold-in-Circuit and In-process Inventory; and current assets for outstanding derivative contracts related to hedging arrangements; and (b) any current income Tax receivables (except for any receivables in respect of Transfer Taxes); in each case determined in accordance with U.S. GAAP and applied on a basis consistent with the methodologies set out in Schedule 1.1(62) of the Vendor Group Disclosure Letter. For greater certainty, the amounts set out in Schedule 1.1(62) of the Vendor Group Disclosure Letter are being provided solely as examples and shall not be considered as the actual amounts for purposes of completing the Estimated Closing Working Capital or the Closing Working Capital.

(63)

“Current Liabilities” means, in respect of the Company, without duplication, (a) all Accounts Payable; (b) accrued liabilities (excluding, shared-based compensation and accruals for annual maintenance shut); (c) all advance payments from customers; (d) any amount in respect of the Tax to be withheld and remitted by the Company in respect of obligations incurred prior to Closing due for payment or performance within one year following the Closing Date; (e) the current portion of long term debt of the Company; (f) all liabilities for Taxes attributable to any Pre-Closing Tax Period (excluding any deferred Tax liabilities) but excluding all current liabilities for outstanding derivative contracts related to hedging arrangements and all lease obligations for any period of time following the Closing Date and in each case determined in accordance with U.S. GAAP and applied on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter, and any deferred tax liability. For greater certainty, the amounts set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter are being provided solely as examples and shall not be considered as the actual amounts for purposes of completing the Estimated Closing Working Capital or the Closing Working Capital.

(64)	“Deferred Cash Payments” has the meaning set out in Section 2.4(3).

(65)	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifying Party which does not result from a Third-Party Claim.

(66)	“Disclosure Requirements” has the meaning set forth in Section 5.13(2).

(67)	“Discussion Period” has the meaning set forth in Section 2.5(2).

(68)	“Disputed Items” has the meaning set forth in Section 2.5(2).

(69)	“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system.

(70)	“Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

(71)	“Employee Plans” has the meaning set forth in Section 6.1(36)(a).

(72)

“Environment” means the natural environment, including soil, land surface or subsurface strata, surface waters, groundwater (including potable water and wetlands), sediment, indoor and ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems; and “Environmental” shall have the corresponding meaning.

(73)

“Environmental Laws” means all Applicable Law relating in whole or in part to the Environment (including its pollution and protection), and includes those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release of any Contaminant including asbestos or asbestos-containing materials.

(74)

“Environmental Notice” means any written directive, investigation, proceeding, letter, or other written communication from any Governmental Authority relating to non-compliance or alleged non-compliance with, or breach of or alleged breach of or liability pursuant to, any Environmental Laws or Environmental Permits.

(75)	“Environmental Permit” means any Permit under any Environmental Laws.

(76)

“Equity Interests” means, with respect to any Person, any and all shares, units, trust units, partnership or other interests, participations or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting.

(77)	“Estimated Cash” has the meaning set forth in Section 2.3(1)(b).

(78)	“Estimated Cash Purchase Price” has the meaning set forth in Section 2.3(1)(e).

(79)	“Estimated Closing Statements” has the meaning set forth in Section 2.3(1).

(80)	“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(1)(a).

(81)	“Estimated Gold-in-Circuit and In-process Inventory” has the meaning set forth in Section 2.3(1)(d).

(82)	“Estimated Indebtedness” has the meaning set forth in Section 2.3(1)(c).

(83)

“Exchange Approvals” means conditional approvals of the Toronto Stock Exchange and Australian Securities Exchange of the transactions contemplated by this Agreement, including, without limitation, the issuance and listing of the Consideration Shares on the Toronto Stock Exchange.

(84)	“Excluded Assets” has the meaning set forth in Schedule 1.1(84) of the Vendor Group Disclosure Letter.

(85)	“Existing Royalties” has the meaning set forth in Section 6.1(23)(e).

(86)

“Financial Assurances” means any environmental surety, bond, financial assurance or other security in respect of the Closure Obligations associated with the Mine, the Closure Plans, the Owned Real Property or the Leased Real Property provided by the Company, which are identified in Section 6.1(19) of the Vendor Group Disclosure Letter.

(87)

“Gold-in-Circuit and In-process Inventory” means any gold in circuit and in-process Inventory at the treatment or other processing facility, as determined on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter.

(88)

“Gold-in-Circuit and In-process Inventory Value” means in respect of any Gold-in-Circuit and In-process Inventory, the value determined by calculating the product of the aggregate Gold-in-Circuit and In-process Inventory in ounces as at the Reference Time multiplied by the closing gold price in US$ per ounce as reported by Bloomberg for such date, less applicable processing charges and applicable Tax to be paid on the gain when realized, as determined on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter.

(89)

“Governmental Authority” means any Canadian (whether federal, territorial, provincial, municipal, regional or local) or foreign government, minister, governor in council, cabinet, governmental authority, quasi-governmental authority, state-owned company, public enterprise, instrumentality, court, government commission, tribunal or organization or any regulatory, administrative or other governmental agency of any kind whatsoever, or any other subdivision, department or branch of any of the foregoing.

(90)	“IFRS” means International Financial Reporting Standards.

(91)

“Indebtedness” means, with respect to the Company, and without duplication, all liabilities or obligations that would be classified as indebtedness under U.S. GAAP including all Company Transactions Expenses, determined as of the Reference Time. The following items shall be excluded from the calculation of Indebtedness: (a) any item that is accounted for in the determination of Working Capital for purposes of this Agreement; and (b) obligations under the Mining Leases or any other operating leases or real property leases, as determined under U.S. GAAP, unless such amounts are accrued and unpaid as of the Closing Date; and (c) finance leases as determined by U.S. GAAP.

(92)	“Indemnification Notice” means written notice by an Indemnified Party to the applicable Indemnifying Party of a Third-Party Claim or a Direct Claim, as the case may be.

(93)	“Indemnified Party” means any Person entitled to indemnification under this Agreement.

(94)	“Indemnifying Party” means any Party obligated to provided indemnification under this Agreement.

(95)	“Indigenous Group Contracts” has the meaning set forth in Section 6.1(41)(a).

(96)

“Indigenous Groups” means, together with the Inuit and the Métis, aboriginal peoples of Canada within the meaning section 35(2) of the Constitution Act, 1982 and “Indigenous Group” means a recognized group of aboriginal peoples, including a band within the meaning of the Indian Act (Canada).

(97)	“Insurance Policies” has the meaning set forth in Section 6.1(40).

(98)

“Intellectual Property” means all worldwide: (a) technology, proprietary information and materials, including inventions and invention disclosures (whether or not patentable or reduced to practice); (b) patents; (c) trade secrets, customer lists, customer contact information, and business plans; (d) databases, data compilations and data collections, software, other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded; (e) integrated circuit topographies; (f) copyrights; (g) trademarks; (h) domain names, Internet websites and web content, and social media accounts and content; (i) registered and unregistered designs; (j) industrial designs; (k) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing; (l) any other intellectual property rights of any nature whatsoever anywhere in the world; and (m) claims and causes of action arising out of or related to infringement or misappropriation or violation of any of the foregoing.

(99)	“Interim Period” means the period from the Agreement Date to the Closing Date.

(100)

“Inventory” means the aggregate of all ore in stockpile, Minerals in process, acid finished goods held for sale in the ordinary course of business and raw materials, spare parts and supplies (net of provision) that are consumed in production by the Company, in each case without duplication and as determined in accordance with U.S. GAAP, but excluding all Gold-in-Circuit and In-process Inventory.

(101)	“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations thereunder.

(102)	“koz” means one thousand ounces.

(103)	“Leased Real Property” has the meaning set forth in Section 6.1(12)(b).

(104)

“Lien” means any lien (statutory or otherwise), encumbrance, charge, hypothec, pledge, mortgage, cession by way of security, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement (whether or not registered against title), lease, licence, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title, or any Contract to create any of the foregoing.

(105)

“Losses” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, fee, penalty or assessment, suffered, incurred, sustained or required to be paid by an Indemnified Party (including lawyers’, experts’ and consultants’ fees and expenses), resulting from or arising out of any Claim, to the extent any such amounts would be recoverable as damages under common law principles, together with the costs and expenses of any action, suit proceeding judgment; provided, that Losses shall not include any special, punitive or consequential losses or damages (except for special or punitive losses or damages resulting from a Third-Party Claim).

(106)	“Material Contracts” means collectively: (a) each Contract required to be set out in Schedule 6.1(26) of the Vendor Group Disclosure Letter; and (b) each Related Party Contract.

(107)	“Mine” means the locations which are the object of the Mining Leases.

(108)

“Minerals” means all marketable naturally occurring metallic minerals or mineral bearing material in whatever form or state, including, without limitation, any precious metal, any base metal or diamonds mined, extracted, removed, produced or otherwise recovered from the Mine, whether in the form of ore, doré, concentrates, precipitates, refined metals or any other beneficiated or derivative products thereof and including any such metallic minerals or mineral bearing materials or products derived from any processing or reprocessing of any tailings or other waste products originally derived from the Mine.

(109)	“Mining Claims” means the mining claims described in Schedule 6.1(21) of the Vendor Group Disclosure Letter.

(110)	“Mining Leases” means the following three mining leases: BM 768, BM 833, and BM 1054, as described in the Vendor Technical Report and depicted in Figure 4-4 contained therein.

(111)	“MNRF” means the Minister of Natural Resources and Forests.

(112)	“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

(113)

“No Action Letter” means written confirmation from the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transactions which written confirmation has not been modified or withdrawn prior to the Effective Time.

(114)	“Objection Notice” has the meaning set forth in Section 2.5(2).

(115)	“Order” means any order, ruling, injunction, directive, judgment, decree, award or writ of any Governmental Authority.

(116)

“Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person as of the Agreement Date.

(117)	“Outside Date” means May 1, 2026 or such other date as the Parties may agree in writing.

(118)	“Owned Real Property” has the meaning set forth in Section 6.1(12)(a).

(119)

“Parties” means collectively, the Vendor, the Purchaser, the Purchaser Guarantor and any Person that becomes a party hereto by execution of a joinder to this Agreement during the Interim Period, including, without limitation, the Vendor Newco, and “Party” means any of them.

(120)	“Permits” means Approvals obtained by the Company from, or issued or required by a Governmental Authority in connection with the use of lands, ownership and/or operation of the Business.

(121)	“Permitted Liens” means any one or more of the following Liens:

(a)

Liens or deposits for Tax which are not due or delinquent or which are being contested in good faith by appropriate proceedings and as to which adequate reserves are being maintained in accordance with U.S. GAAP;

(b)

Liens arising from any court or arbitral proceedings, or any judgment or award rendered or the Lien of any claim or application filed which is being contested in good faith by appropriate proceedings and as to which adequate reserves are being maintained in accordance with U.S. GAAP;

(c)

Liens and charges incidental to construction, renovation or current operations including, without limitation, carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, contractors’, architects’, engineers’, workers’, suppliers’, subcontractors’, construction and other like Liens arising by operation of Applicable Law, which have not at such time been filed pursuant to Applicable Law or which relate to obligations not due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves are being maintained in accordance with U.S. GAAP;

(d)

municipal or local authority by-laws, regulations, ordinances, zoning laws, building or land use restrictions (including servitudes) and other limitations as to the use of real / immovable property imposed by any Governmental Authority having jurisdiction over real / immovable property;

(e)

customary or communal rights of general application reserved to or vested in any Governmental Authority to control or regulate any interest in the facilities or properties in or on which the Company conducts its business; provided that such Liens, exceptions, agreements, restrictions, limitations, contracts and rights were not incurred in connection with any indebtedness;

(f)

Liens incurred, created and granted in the ordinary course of business to a utility, municipality, local authority or other Governmental Authority in connection with operation of the Business; provided that such Liens are not filed or registered against title deeds or relate to costs and expenses for which payment is not due or delinquent;

(g)

minor encroachments by any structure located on real property owned by the Company onto any adjoining lands and any minor encroachment by any structure located on adjoining lands onto such assets which do not detract from the value of, or impair the current use of, the real property or leased property;

(h)

easements, rights of way, restrictions, restrictive covenants, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(i)

reservations, exceptions, limitations, provisos and conditions contained in the original grant or patent from any Governmental Authority as same may be varied by statute, together with any Liens arising from or as a result of any alleged defects or irregularities in the initial grant from the Governmental Authority;

(j)

Liens, other than those described above, that are: (i) registered, as of the date of this Agreement Date against the title deed to real property in the applicable land registry offices; or (ii) registered, as of the date of this Agreement Date, against the Company or their respective assets, in a public personal property registry or similar registry systems;

(k)	Liens created under or as a result of this Agreement;

(l)

statutory Liens incurred or pledges or deposits made in the ordinary course of business to secure the performance of obligations of the Company under Environmental Laws to which any assets of such Party are subject;

(m)

undetermined or inchoate Liens and charges arising under Applicable Law which have not at the time been filed or registered in accordance with Applicable Law or for which written notice has not been duly given in accordance with Applicable Law or which, although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under applicable worker’s compensation, employment insurance and other social security legislation;

(n)

minor discrepancies in the legal description of the real property or leased property or any adjoining real property which do not detract from the value of, or impair the current use of, the real property or leased property; and

(o)	Liens created under or as a result of this Agreement;

(p)

undetermined or inchoate Liens and charges arising under Applicable Law which have not at the time been filed or registered in accordance with Applicable Law or for which written notice has not been duly given in accordance with Applicable Law or which, although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under applicable worker’s compensation, employment insurance and other social security legislation; and

(q)	Liens described in Schedule 1.1(121) of the Vendor Group Disclosure Letter.

(122)

“Person” is to be broadly interpreted and includes an individual, a company, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(123)

“Personal Information” means information about an identifiable individual as defined under the Personal Information Protection and Electronic Documents Act (Canada) and any applicable provincial privacy legislation.

(124)

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels/movables owned or leased by a Person (including those in possession of suppliers, customers and other third parties).

(125)

“Personal Property Lease” means a chattel/movable property lease, equipment lease, conditional sales contract and other similar agreement to which a Person is a party or under which it has rights to use Personal Property.

(126)	“Post-Closing Amalgamation” has the meaning set forth in Section 5.19(1).

(127)

“Pre-Closing Reorganization” means the transactions and events described in Schedule 5.9 of the Vendor Group Disclosure Letter to effect, among other things, the disposal, distribution, or transfer of the Excluded Assets from the Company and the partial repayment and capitalization of the Intercompany Loan (as defined in Schedule 5.9 of the Vendor Group Disclosure Letter).

(128)	“Pre-Closing Tax Period” means any taxable period beginning before and ending on or before the Effective Time and the portion of any Straddle Period up to the Closing Date.

(129)

“Proceeding” means: (a) any suit, action, application, dispute, investigation, claim, arbitration, Order, summons, citation, charge, demand or prosecution, whether legal or administrative; (b) any other proceeding; or (c) any appeal or application for review; in each case at law or in equity or before or by any Governmental Authority.

(130)

“Property” means the Mine, the Mining Claims and the other legal titles including, the non-exclusive leases BNE57787, BNE57837 and BNE58961, the surface leases 819410 00 000 (West Pad enlargement), 001395 10 000 (Explosive storage facility), 001746 21 910 (Pad Dyno Nobel), 999796 00 000 (Tailings) and 001924 10 000 (HM1 & HM3 / Tailings) and includes any other assets, claims, lease or properties in which the Company has any interest as of the Closing Date (other than the Excluded Assets).

(131)	“Purchase Price” has the meaning set forth in Section 2.2(1).

(132)

“Purchase Price Adjustment Date” means the earlier of: (a) the date of acceptance or deemed acceptance of the Closing Statements by the Vendor Group pursuant to Section 2.5(2); and (b) the date of deemed amendment of the Closing Statements pursuant to Section 2.5(4).

(133)	“Purchase Price Decrease” has the meaning set forth in Section 2.6(1).

(134)	“Purchase Price Increase” has the meaning set forth in Section 2.6(1).

(135)	“Purchased Shares” has the meaning set forth in the Recitals.

(136)	“Purchaser” has the meaning set forth in the Preamble.

(137)	“Purchaser Fundamental Representations” means the representations and warranties set out in Sections 6.2(1) through 6.2(6) and Sections 6.2(12) through 6.2(14).

(138)	“Purchaser Guarantor” has the meaning set forth in the Preamble.

(139)

“Purchaser Guarantor Annual Financial Statements” means the audited annual financial statements of the Purchaser Guarantor as at and for the financial year ended December 31, 2024, consisting of the statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flow and all notes, schedules and exhibits thereto.

(140)

“Purchaser Guarantor Convertible Securities” means any securities issued by the Purchaser Guarantor carrying any purchase, exercise, conversion or exchange right pursuant to which the holder of the securities may acquire Purchaser Guarantor Shares or other securities convertible into or exercisable or exchangeable for Purchaser Guarantor Shares (in each case, whether such right is exercisable immediately or after a specified period and whether or not on condition or the happening of any contingency or the making of any payment).

(141)	“Purchaser Guarantor Fundamental Representations” means the representations and warranties set out in Sections 6.3(1) through 6.3(6), Section 6.3(10) and Section 6.3(19).

(142)

“Purchaser Guarantor Interim Financial Statements” means the internal unaudited financial statements of the Purchaser Guarantor for the period commencing on July 1, 2025 and ending on September 30, 2025 consisting of a statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flow.

(143)

“Purchaser Guarantor Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that: (a) individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the business, assets, and the operations, liabilities, capital, condition (financial or otherwise) or results of operation of the Purchaser Guarantor on a consolidated basis; or (b) materially adversely affects the ability of the Purchaser Guarantor to conduct its business after the Closing Date substantially as its business has been conducted to the Agreement Date; except to the extent that the material adverse effect results from or is caused by (i) general political, economic or financial conditions or circumstances, including in Canada or the United States; (ii) any war (whether or not declared), armed hostilities, acts of terrorism, military action or the escalation or worsening thereof; (iii) any act of God, pandemics, natural disasters or similar calamities; (iv) changes in the markets or industry in which the Purchaser Guarantor operates; (v) changes in the price of gold; (vi) any adoption, implementation, change or proposed change in Applicable Laws or IFRS (or in any interpretation of Applicable Laws or IFRS), (vii) the announcement and performance of this Agreement and the Transactions, or (viii) any act or omission of the Purchaser Guarantor prior to the Closing Date taken pursuant to this Agreement, with the prior written consent or at the written request of the Vendor Group, provided that, in the case of clauses (i) through (iv), any such change, effect, event or circumstance shall not be excluded to the extent the same disproportionately affects (individually or together with other changes, effects, events or circumstances) the Purchaser Guarantor, as compared to other situated Persons.

(144)	“Purchaser Guarantor Shares” means common shares in the capital of the Purchaser Guarantor.

(145)	“Purchaser Indemnified Parties” means the Purchaser and its Affiliates and Representatives and, as of and following the Closing, the Company and their respective Affiliates and Representatives.

(146)

“Purchaser Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that: (a) individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the Purchaser and the operations, liabilities, capital, condition (financial or otherwise) or results of operation of the Purchaser on a consolidated basis; or (b) materially adversely affects the ability of the Purchaser to conduct its business, including the Business after the Closing Date substantially as has been conducted prior to the Agreement Date; except to the extent that the material adverse effect results from or is caused by (i) worldwide, national or local conditions or circumstances, whether they are political, economic or financial, regulatory or otherwise, including in Canada or the United States; (ii) any war (whether or not declared), armed hostilities, acts of terrorism, emergencies, crises, military action or the escalation or worsening thereof; (iii) any act of God, pandemics, natural disasters or similar calamities; (iv) changes in the markets or industry in which the Company operates; (v) changes in the price of gold; (vi) any adoption, implementation, change or proposed change in Applicable Laws or IFRS (or in any interpretation of Applicable Laws or IFRS), (vii) the announcement and performance of this Agreement and the Transactions, or (viii) any act or omission of the Purchaser prior to the Closing Date taken pursuant to this Agreement, with the prior written consent or at the written request of the Vendor Group, provided that, in the case of clauses (i) through (iv), any such change, effect, event or circumstance shall not be excluded to the extent the same disproportionately affects (individually or together with other changes, effects, events or circumstances) the Purchaser, as compared to other situated Persons.

(147)	“Purchaser’s Required Closing Approvals” means those approvals set out in Schedule “D”.

(148)	“Purchaser Shares” means the shares in the capital of the Purchaser.

(149)

“R&W Expenses” means all fees and expenses with respect to binding the R&W Policies, (including all premiums, underwriting fees, and brokerage commissions with respect to the R&W Policies (amounting to $1,730,860.00) plus all applicable Taxes), excluding any retention, deductible or other fees payable in connection with the R&W Policy.

(150)

“R&W Insurers” means, collectively, (a) AIG Insurance Company of Canada, as the insurer under the primary R&W Policy; and (b) Chubb Insurance Company of Canada AIG Insurance Company of Canada, as the insurers under the excess R&W Policies.

(151)

“R&W Policies” means: (a) the buyer-side representations and warranties insurance policy and the excess buyer-side representations and warranties insurance policy, each issued by AIG Insurance Company of Canada in favour of the Purchaser; and (b) the excess buyer-side representations and warranties insurance policy issued by Chubb Insurance Company of Canada as excess insurer in favour of the Purchaser, collectively having a policy limit of $48,000,000, draft forms of which are attached as Schedule “B”.

(152)	“Reference Time” means 11:59 p.m. (Vancouver time) on the day immediately prior to the Closing Date.

(153)	“Related Party Contract” means any Contract between the Company and a Company Related Party.

(154)

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action or condition defined in any Environmental Laws.

(155)

“Remedial Order” means any Order entered by or with any Governmental Authority and issued, filed, or imposed under any Environmental Laws requiring any remediation or clean-up of any Contaminant, or requiring that any Release be reduced or eliminated.

(156)	“Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

(157)	“Required Closing Approvals” means, collectively, the Vendor Group’s Required Closing Approvals, the Purchaser’s Required Closing Approvals, the Competition Act Approval and the Exchange Approvals.

(158)	“Residual Property Rights” means back-in rights, earn-in rights, rights of first refusal, rights of first offer, or similar provisions reflecting a right to acquire an interest in real property.

(159)	“Review Period” has the meaning set forth in Section 2.5(2).

(160)

“Royalties” means in respect of any property, royalties, streaming interests, profit interest or other agreements providing for the payment of consideration measured, qualified or calculated based on, in whole or in part, any minerals produced, mined, recovered or extracted from such property.

(161)

“Securities Laws” means, collectively, all applicable securities law and the regulations, rules, rulings and orders made thereunder, the applicable published policy statements issued by securities commissions thereunder, and the rules and policies of applicable stock exchanges.

(162)	“SEDAR+” means the System for Electronic Data Analysis and Retrieval+.

(163)

“Share Pledge Agreements” means the (a) first priority share pledge agreement to be delivered by the Purchaser on Closing, pledging the Purchased Shares and any other shares in the capital of the Company to the Vendor Newco as security for the Deferred Cash Payments and (b) first priority share pledge agreement to be delivered by the Purchaser Guarantor on Closing, pledging any shares in the capital of the Purchaser to the Vendor Newco as security for the Deferred Cash Payments. For avoidance of doubt, Vendor Newco will subordinate the Share Pledges to FN Holdings ULC pursuant to terms of the Subordination Agreement.

(164)	“Straddle Period” means any taxable period ending after the Closing Date which begins before the Closing Date.

(165)

“Stream Agreement” means the purchase and sale agreement (gold) dated as of the date of this Agreement between the Purchaser and FN Holdings ULC in respect of gold production of the Company post-Closing.

(166)

“Subordination Agreement” means a subordination agreement, in form and substance satisfactory to the Vendor Newco, acting reasonably, between, inter alios, Vendor Newco, Purchaser, Purchaser Guarantor and FN Holdings ULC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(167)	“Successful Party” has the meaning set forth in Section 2.5(5).

(168)

“Systems” means all networks, servers, switches, endpoints, software, platforms, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services that are owned, operated, or used by the Company, including in connection with the Business.

(169)	“Target Working Capital” means $2,300,000.

(170)

“Tax” means any and all national, federal, state, provincial, municipal, local and foreign income, gross receipts, franchise, capital, estimated, alternative minimum, add-on minimum, sales, goods and services, harmonized sales, value added, use, transfer, real property gains, registration, excise, escheat, unclaimed property, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, shares, social security (or similar), unemployment, disability, payroll, license, employer health, employment withholding, and other taxes of any kind whatsoever (and including for greater certainty, any government pension plan premiums and contributions, any deemed overpayment of taxes or obligation to repay an amount in respect of CEWS, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions), and any installments, interest, penalties, fines or additions to tax, and any liability for the payment of any amounts of tax as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts or as result of being a transferee, and including any liability for Taxes of a predecessor entity, in each case, imposed by a Governmental Authority and whether disputed or not.

(171)	“Tax Act” means the Income Tax Act (Canada).

(172)	“Tax Contest” has the meaning set forth in Section 7.7(1).

(173)

“Tax Returns” means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports, and information tax returns and reports) and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Tax of the Company, together with all amendments and supplements thereto.

(174)	“Taxing Authority” means any Governmental Authority imposing or administering Tax, charged with the collection of Tax or otherwise having jurisdiction with respect to any Tax.

(175)	“Third-Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a Party or an Affiliate of a Party.

(176)	“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement.

(177)

“Transactions Expenses” means, with respect to any Person, all legal, accounting, brokerage, investment banking and other professional fees, costs and expenses, and all out-of-pocket expenses, including all applicable Taxes, incurred by such Person in connection with the Transactions.

(178)	“Transfer Taxes” has the meaning set forth in Section 5.11.

(179)	“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

(180)

“Updated Closure Plan” means the Casa Berardi Closure plan dated November 19, 2024 submitted to the MNRF on November 29, 2024 for approval by the MNRF pursuant to the Mining Act (Chapter M-13.1) and as modified by the submissions dated November 12, 2025. The Updated Closure Plan expressly excludes any subsequent modifications or amendments thereto, unless agreed to in writing by the Vendor as provided in Section 5.17(3).

(181)	“Vendor” has the meaning set forth in the Preamble.

(182)	“Vendor Data Room” means the virtual data room established with respect to the Transactions on https://www.sharefile.com.

(183)	“Vendor Group” means: (a) as at the date of this Agreement, the Vendor; and (b) following execution of a joinder to this Agreement by Vendor Newco, the Vendor and the Vendor Newco.

(184)

“Vendor Group Disclosure Letter” means the disclosure letter schedules dated the Agreement Date and executed by the Vendor and delivered to the Purchaser in connection with the execution of this Agreement, as supplemented with additional items delivered by Vendor Group to Purchaser prior to Closing in relation to Sections 6.1(12), 6.1(23), 6.1(25), 6.1(36) and 6.1(43).

(185)	“Vendor Group Fundamental Representations” means the representations and warranties set out in Sections 6.1(1) through Section 6.1(8), Section 6.1(14) and Section 6.1(15).

(186)	“Vendor Group Indemnified Parties” means each member of the Vendor and their Affiliates and Representatives.

(187)	“Vendor Group’s Required Closing Approvals” means those approvals set out in Schedule 6.1(19) of the Vendor Group Disclosure Letter.

(188)

“Vendor Marks” means the corporate names, trade names and doing business as names of the Vendor and its Affiliates (including, for the avoidance of doubt, the term “Hecla”) and any trademarks, whether or not registered, in any jurisdiction, owned by the Vendor and any of its Affiliates.

(189)

“Vendor Newco” means the unlimited liability company to be formed under the laws of the Province of British Columbia, as a direct wholly-owned subsidiary of the Vendor, which will, following the Pre-Closing Reorganization, be the owner of the Purchased Shares.

(190)	“Vendor Public Disclosure Record” means all documents and information filed by the Vendor on EDGAR, SEDAR+ or both.

(191)	“Vendor Technical Report” means the technical report entitled “NI 43-101 Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada”, effective date December 31, 2023.

(192)

“Vendor Transactions Expenses” means all costs and expenses of the Company, the Vendor Group, and their Affiliates incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions or any other similar transaction, including out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, including all unrecoverable or non-refundable sales Taxes which have not been paid as of the Closing, but excluding Company Transactions Expenses.

(193)

“Willful Breach” means a knowing and intentional misrepresentation or breach that is a consequence of an act or omission knowingly undertaken or omitted by the misrepresenting or breaching Party with the knowledge that such act or omission would constitute a misrepresentation under or a breach of this Agreement.

(194)

“Working Capital” means: (a) the aggregate Current Assets of the Company, minus (b) the aggregate Current Liabilities of the Company, in each case, determined as at the Reference Time and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter. Working Capital shall be expressed as a positive amount if it is a net asset or a negative amount if it is a net liability.

1.2	Construction

This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.3	Certain Rules of Interpretation

In this Agreement, unless specified otherwise or the context otherwise requires: (a) the division into articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement; (b) the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; (c) references to any article, section, exhibit or schedule are references to the article or section of, or exhibit or schedule to, this Agreement; (d) any capitalized terms used in any schedule or exhibit hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement (e) “including” or “includes” means “including (or includes) but is not limited to” and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it; (f) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; (g) references to documents being “made available”, “furnished”, “provided” or similar terms referring to documents being available to the Purchaser mean that such documents were uploaded to the Vendor Data Room no later than 5:00 p.m. Eastern time on the date which is one (1) Business Day prior to the date hereof and remained available through the execution of this Agreement, (h) references to any agreement or contract is deemed to include all present amendments, supplements, restatements and replacements to such any agreement or contract; (i) references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, re-enacted, consolidated or replaced from time to time; (j) words in the singular include the plural and vice-versa and words in one gender include all genders; (k) references to any Person include the successors and permitted assigns of that Person; (l) each obligation or agreement of a Party expressed in this Agreement, even though not expressed as a covenant, is considered to be a covenant for all purposes; and (m) the provisions of this Agreement shall not affect the rights of the Parties which may subsist from time to time pursuant to any other agreements between them dated concurrently with or subsequently to this Agreement nor relieve the Parties of any obligations they may have pursuant to such agreements.

1.4	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor Group to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor Group or of which the Vendor Group is aware, it will mean such knowledge as is actually known by Rob Krcmarov, Robert Brown and Chris McLean, in each case after having made due inquiry of those Persons within the Vendor Group and/or the Company who have responsibility for such matters.

1.5	Computation of Time

In this Agreement, unless specified otherwise or the context otherwise requires: (a) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day; (b) all references to specific dates mean 11:59 p.m. on the dates; (c) all references to specific times are references to Eastern Time; and (d) with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.6	Performance on Business Days

If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7	Currency and Payment

In this Agreement, unless specified otherwise: (a) references to dollar amounts or “$” are to United States dollars; (b) any payment is to be made by wire transfer or any other method (other than cash payment) that provides immediately available funds; and (c) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 5:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.8	Accounting Terms

In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under U.S. GAAP or as otherwise set forth in the methodologies set out in the Vendor Group Disclosure Letter.

1.9	Vendor Group Disclosure Letter

(1)

The Vendor Group Disclosure Letter relates to certain matters pertaining to, and qualify certain representations and warranties made by the Vendor Group under this Agreement. Any matter disclosed in any schedule of the Vendor Group Disclosure Letter shall be considered disclosed also for other schedules contained therein where: (a) it is reasonably apparent that such matter is pertinent to the other schedules or (b) such matter is expressly cross-referenced or incorporated by reference in such other schedules. The term “Nil” as used in any schedule of the Vendor Group Disclosure Letter indicates that no facts or circumstances are required to be disclosed under this Agreement in such schedule and no facts or circumstances are inconsistent with or in contradiction to the representations and warranties of the Vendor Group set out in this Agreement.

(2)

Any attachments or annexes to any particular section of the schedules to the Vendor Group Disclosure Letter form an integral part of the Vendor Group Disclosure Letter and shall be deemed to be incorporated by reference for all purposes as if set forth fully therein.

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SHARES

2.1	Agreement to Purchase and Sell

Subject to the terms and conditions of this Agreement, as of the Effective Time, the Vendor Newco shall sell to the Purchaser and the Purchaser shall purchase from the Vendor Newco, the Purchased Shares, free and clear of all Liens.

2.2	Purchase Price

Subject to the terms and conditions of this Agreement:

(1)	the aggregate purchase price to be paid by the Purchaser to the Vendor Newco for the Purchased Shares is payable as follows:

(a)

$160,000,000 in cash (the “Base Amount”), as adjusted by the purchase price adjustment provisions in respect of Working Capital, Cash, Indebtedness and Gold-in-Circuit and In-process Inventory Value as set forth in Sections 2.3 to 2.6;

(b)	PLUS $112,003,691.90 (the “Consideration Share Amount”);

(c)	PLUS the Deferred Cash Payments;

(d)	PLUS the value of the Contingent Payment Guarantee;

(together, the “Purchase Price”).

2.3	Estimated Balance Sheet

(1)

The Vendor Group shall prepare, or cause to be prepared, and the Vendor Group shall deliver to the Purchaser, at least five Business Days prior to the Closing Date, a calculation setting out a good faith best estimate of the following (collectively the “Estimated Closing Statements”):

(a)

the Working Capital as of the Reference Time without giving effect to the Transactions, prepared in accordance with the example calculation of the Working Capital set out in Schedule 2.3(1)(a) of the Vendor Group Disclosure Letter (the “Estimated Closing Working Capital”) (for greater certainty, the amounts set out in Schedule 2.3(1)(a) of the Vendor Group Disclosure Letter are being provided solely as examples and shall not be considered as the actual amounts for purposes of completing the Estimated Closing Working Capital);

(b)

the Cash as of the Reference Time without giving effect to the Transactions, and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter (“Estimated Cash”);

(c)

the Indebtedness as of the Reference Time without giving effect to the Transactions, and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter (“Estimated Indebtedness”);

(d)

the Gold-in-Circuit and In-process Inventory Value as of the Reference Time without giving effect to the Transactions, and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter (the “Estimated Gold-in-Circuit and In-Process Inventory”);

(e)	a calculation of the estimated cash Purchase Price payable in connection with Closing, being an amount equal to the Base Amount, adjusted as follows:

(i)

either (A) PLUS the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital, or (B) MINUS the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(ii)	PLUS the Estimated Cash;

(iii)	MINUS the Estimated Indebtedness;

(iv)	PLUS the Estimated Gold-in-Circuit and In-process Inventory,

(collectively, the “Estimated Cash Purchase Price”);

(f)

a certificate of an officer of the Vendor dated as of the date of delivery of the Estimated Closing Statement certifying that: (i) the Estimated Closing Statements, are a good faith best estimate as of the Reference Time without giving effect to the Transactions; (ii) the Estimated Closing Statements have been calculated on a basis consistent with Schedule 1.1(61) and Schedule 2.3(1)(a) of the Vendor Group Disclosure Letter; and (iii) the officer of the Vendor does not have any reason to believe that the Estimated Closing Statements, are incorrect or contains any material inaccuracy; and

(2)

The Purchaser shall have the right to review and comment on the Estimated Closing Statements. The Vendor shall reasonably consider in good faith all comments in respect of the Estimated Closing Statements delivered by the Purchaser, acting in good faith, to the Vendor at least one Business Day prior to the Closing Date. On agreement of the Purchaser and the Vendor with respect to the Purchaser’s comments to the Estimated Closing Statements, the Estimated Closing Statements shall be deemed to be amended as may be necessary to reflect the agreement of the Purchaser and the Vendor. If the Purchaser and the Vendor are unable to agree upon any amendments to the Estimated Closing Statements with respect to the Purchaser’s comments thereto, then the Estimated Closing Statements delivered by the Vendor to the Purchaser shall not be amended for the purposes of this Agreement.

2.4	Payment of Purchase Price

The Purchase Price will be paid and satisfied as follows:

(1)	The Estimated Cash Purchase Price will be paid and satisfied as follows:

(a)

at Closing, the Purchaser will pay or cause to be paid an amount equal to the Estimated Cash Purchase Price MINUS the Estimated Gold-in-Circuit and In-process Inventory by wire transfer of immediately available funds to an account designated by Vendor Newco to Purchaser in writing;

(b)

within 30 days of the Closing Date, the Purchaser will pay or cause to be paid an amount equal to the Estimated Gold-in-Circuit and In-process Inventory by wire transfer of immediately available funds to an account designed by the Vendor Newco to Purchaser in writing.

(2)	The Consideration Share Amount will be paid and satisfied by the Purchaser causing the Consideration Shares to be issued to the Vendor Newco at the Closing.

(3)	The Deferred Cash Payments will be paid and satisfied as follows:

(a)

on or before the date that is eighteen months following the Closing Date, the Purchaser will pay or cause to be paid to Vendor Newco $30,000,000 by wire transfer of immediately available funds to an account designated by Vendor Newco to Purchaser in writing; and

(b)

on or before the date that is thirty months following the Closing Date, the Purchaser will pay or cause to be paid to Vendor Newco $50,000,000 by wire transfer of immediately available funds to an account designated by Vendor Newco to Purchaser in writing; and

(together, the “Deferred Cash Payments”).

(4)

The value of the Contingent Payment Guarantee will be satisfied by the Purchaser executing the Contingent Payment Guarantee Agreement and causing the Company (or Amalco) to pay, from time to time following the Closing in accordance with the terms and conditions set forth in the Contingent Payment Agreement, cash payments of up to $241,000,000 (the “Contingent Cash Payments”).

2.5	Closing Statements

(1)	As soon as possible, but not later than 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Vendor Group the following (collectively the “Closing Statements”):

(a)

the Working Capital as of the Reference Time without giving effect to the Transactions, prepared in accordance with the example calculation of the Working Capital set out in Schedule 2.3(1)(a) of the Vendor Group Disclosure Letter (the “Closing Working Capital”);

(b)

the Cash as of the Reference Time without giving effect to the Transactions, and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter (“Closing Cash”);

(c)

the Indebtedness as of the Reference Time without giving effect to the Transactions, and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter (the “Closing Indebtedness”);

(d)

the Gold-in-Circuit and In-process Inventory Value as of the Reference Time without giving effect to the Transactions, and calculated on a basis consistent with the methodologies set out in Schedule 1.1(61) of the Vendor Group Disclosure Letter (the “Closing Gold-in-Circuit and In-process Inventory”);

(e)	a calculation of the estimated cash Purchase Price payable in connection with Closing, being an amount equal to the Base Amount, adjusted as follows:

(i)

either (A) PLUS the amount, if any, by which the Closing Working Capital is greater than the Estimated Closing Working Capital, or (B) MINUS the amount, if any, by which the Closing Working Capital is less than the Estimated Closing Working Capital;

(ii)	PLUS the Closing Cash;

(iii)	MINUS the Closing Indebtedness;

(iv)	PLUS the Closing Gold-in-Circuit and In-process Inventory,

(collectively, the “Cash Purchase Price”); and

(f)

a certificate of an officer of the Purchaser dated as of the date of delivery of the Closing Statements certifying that: (i) the Closing Statements are a good faith best estimate as of the Reference Time without giving effect to the Transactions; (ii) the Closing Statements have been calculated on a basis consistent with Schedule 1.1(61) and Schedule 2.3(1)(a) of the Vendor Group Disclosure Letter; and (iii) the officer of the Purchaser does not have any reason to believe that the Closing Statements, are incorrect or contains any material inaccuracy.

(2)

The Vendor Group shall have 60 days from receipt of the Closing Statements (the “Review Period”) within which to review the Closing Statements. During the Review Period, the Purchaser will cause the Company to provide the Vendor Group and its authorized Representatives with reasonable access, during normal business hours, to the personnel and financial Books and Records in the possession or control of the Company for the purpose of enabling the Vendor Group to review the Closing Statements. If the Vendor Group acting in good faith disputes any matters set out in the Closing Statements, then the Vendor Group may deliver written notice (an “Objection Notice”) to the Purchaser within the Review Period setting forth in detail the particular matters in the Closing Statements to which the Vendor Group objects (the “Disputed Items”). If the Vendor Group does not deliver an Objection Notice to the Purchaser within the Review Period, then the Vendor Group shall be deemed to have accepted the Closing Statements. If the Vendor Group delivers an Objection Notice to the Purchaser within the Review Period, then: (a) the Purchaser and the Vendor Group shall work expeditiously and in good faith in an attempt to resolve all of the Disputed Items within 15 days of receipt of the Objection Notice (or such other time as the Purchaser and the Vendor Group may agree) (the “Discussion Period”) and (b) all matters in the Closing Statements, other than the Disputed Items, shall be deemed to have been accepted by the Vendor Group. If all Disputed Items are not resolved within the Discussion Period, the Purchaser and the Vendor Group shall within 10 days following the end of the Discussion Period agree on the appointment of the Vancouver office of an international independent accounting firm which shall act as an expert and not an arbitrator (the “Closing Statements Dispute Auditor”) to resolve the remaining items in dispute, provided, however, that the Closing Statements Dispute Auditor shall not be any Person who has been retained by any of the Parties, the Company or their respective Affiliates to provide audit, accounting or advisory services to any of the foregoing (as applicable) during the three year period prior to the Closing Date. If the Purchaser and the Vendor Group fail to agree upon the Closing Statements Dispute Auditor within such period, either may apply to a court of competent jurisdiction to appoint the Closing Statements Dispute Auditor.

(3)

Within 20 Business Days of the appointment of the Closing Statements Dispute Auditor, the Purchaser and the Vendor Group shall furnish to the Closing Statements Dispute Auditor those working papers, schedules and other documents, accounting books and records and information relating to the Disputed Items that are available to the Purchaser and the Vendor Group or their respective Representatives as the Closing Statements Dispute Auditor may require together with their respective written statements in support of their respective positions with respect to the Disputed Items. Within two Business Days following receipt of such submissions, the Closing Statements Dispute Auditor shall deliver such submissions to the Purchaser and the Vendor Group, as the case may be. The Purchaser and the Vendor Group shall each be allowed one opportunity to respond to the submissions of the Purchaser and the Vendor Group, as the case may be, within 10 Business Days of the receipt of such submissions from the Closing Statements Dispute Auditor. The Purchaser and the Vendor Group shall instruct the Closing Statements Dispute Auditor that: (a) time is of the essence in proceeding with its determination of the Disputed Items and the Closing Statements Dispute Auditor shall use its best efforts to deliver the decision of the Closing Statements Dispute Auditor with respect to the Disputed Items within 15 Business Days following receipt of the responses (if any) to the initial submissions from the Purchaser and the Vendor Group and (b) in making its determination of the Disputed Items, the Closing Statements Dispute Auditor may not award to the Purchaser or the Vendor Group (as applicable) an amount greater than the amount asserted by the Purchaser or the Vendor Group (as applicable); and (c) its decision shall be in writing. The Closing Statements Dispute Auditor’s decision, absent any fraud or manifest error or prior agreement of the Purchaser and the Vendor Group otherwise, shall be final and binding on the Purchaser and the Vendor Group with no rights of challenge, review or appeal to the courts in any manner. The Closing Statements Dispute Auditor, in making its determination of the Disputed Items, will be acting as an expert and not as an arbitrator and will not be required to engage in a judicial inquiry worked out in a judicial manner.

(4)

On agreement of the Purchaser and the Vendor Group, or the decision of the Closing Statements Dispute Auditor, as the case may be, with respect to the Disputed Items, the Closing Statements shall be deemed to be amended as may be necessary to reflect the agreement of the Purchaser and the Vendor Group or the decision of the Closing Statements Dispute Auditor, as the case may be, and in this event, all references in this Agreement to the Closing Statements shall be deemed to be references to the Closing Statements as so amended.

(5)

Subject to this Section 2.5(5), the Purchaser and the Vendor Group shall each be responsible for its own costs and expenses in connection with the preparation and review of the Closing Statements and the calculations contained therein and the settlement of any Disputed Items. The fees and expenses of the Closing Statements Dispute Auditor pursuant to this Section 2.5 (the “Closing Statements Dispute Auditor’s Fees”) will be borne by the Purchaser and the Vendor Group based upon the percentage which the aggregate portion of the contested amounts of the Disputed Items not awarded to the Purchaser and the Vendor Group, as the case may be, bears to the aggregate amount actually contested by the Purchaser or the Vendor Group, as the case may be (the “Cost Determination Percentage”). For example, if the Vendor Group delivers an Objection Notice in which the Disputed Items claims the Cash Purchase Price is $100,000 greater than the amount determined by the Purchaser in the Closing Statements, and the Purchaser contests only $50,000 of the amount claimed by the Vendor Group, and if the Closing Statements Dispute Auditor ultimately resolves the dispute by awarding the Vendor Group $30,000 of the $50,000 contested, then the costs and expenses of the Closing Statements Dispute Auditor will be allocated 60% (i.e. $30,000 ÷ $50,000) to the Purchaser and 40% (i.e. $20,000 ÷ $50,000) to the Vendor Group. If the Cost Determination Percentage is 0% for the Purchaser or the Vendor Group, as the case may be (the “Successful Party”), then the non-Successful Party shall pay in addition to the Closing Statements Dispute Auditor’s Fees all of the Successful Party’s out-of-pocket fees and expenses incurred in connection with the resolution of the Disputed Items, including the out-of-pocket fees and expenses of the Successful Party’s legal counsel, accountants or other representatives or consultants engaged by such Party to assist with the resolution of the Disputed Items, up to a maximum of $50,000.

2.6	Purchase Price Adjustments

(1)

If the Cash Purchase Price is less than the Estimated Cash Purchase Price, then the Purchase Price shall be adjusted downward by the full amount of such difference (the “Purchase Price Decrease”), and if the Cash Purchase Price is greater than the Estimated Cash Purchase Price, then the Purchase Price shall be adjusted upward by the full amount of such difference (the “Purchase Price Increase”).

(2)

If the Closing Statements as finally determined result in a Purchase Price Decrease, the amount of such Purchase Price Decrease will represent a set-off right of the Purchaser, whereby Purchaser shall reduce the unpaid balance of the amount owing under the first Deferred Cash Payment by the amount of such Purchase Price Decrease.

(3)

If the Closing Statements, as finally determined result in a Purchase Price Increase, within five Business Days following the Purchase Price Adjustment Date, the full amount of the Purchase Price Increase shall be paid by the Purchaser to the Vendor Newco as the Vendor Newco may direct the Purchaser in writing.

(4)

The Parties agree that there shall be no double counting to the detriment of either of the Parties in respect of any calculation of any part of the Estimated Closing Statements or the Closing Statements.

(5)

Any Purchase Price Increase contemplated under this Agreement shall be made in respect of that portion of the Purchase Price payable in cash and any Purchase Price Decrease shall represent a set-off right of the Purchaser, as set forth in Section 2.6(2).

2.7	Withholding

The Purchaser may withhold from any payment under this Agreement any amount required to be withheld under the Tax Act or other Applicable Laws. Any amount so withheld and remitted to the appropriate Governmental Authority will be treated as having been paid to the Vendor Newco. If withholding is required on any payment for the Purchased Shares, the Purchaser will use reasonable efforts to notify the Vendor Newco before Closing so the Vendor Newco may provide any documents or take steps to reduce or eliminate such withholding.

ARTICLE 3
CLOSING ARRANGEMENTS

3.1	Closing

The Closing will take place on the Closing Date by way of a virtual closing through the electronic exchange of documents, or in such other manner as may be agreed orally or in writing by the Purchaser and the Vendor Group.

3.2	Vendor Group’s Closing Deliveries

At or prior to the Closing, the Vendor Group shall deliver or cause to be delivered (or made available, in the case of Section 3.2(g)) to the Purchaser the following:

(a)	a certificate of status or a certificate of good standing (or equivalent) for each member of the Vendor Group and the Company dated no more than five Business Days prior to the Closing Date;

(b)

a bring-down certificate of each member of the Vendor Group in respect of the conditions set out in Section 4.1(1)(a) and Section 4.1(1)(b), in form and substance satisfactory to the Purchaser, acting reasonably;

(c)	share certificate(s) representing the Purchased Shares;

(d)	share transfer forms in relation to the Purchased Shares duly completed and signed by the Vendor Newco;

(e)	a certificate of an officer of the Company dated as of the Closing Date, attaching and certifying true and complete copies of directors’ resolutions for the Company approving the Transactions;

(f)

a certificate of an officer of each member of the Vendor Group dated as of the Closing Date, attaching and certifying true and complete copies of directors’ resolutions for each member of the Vendor Group, as applicable, approving the Transactions;

(g)	all other Books and Records in the possession or control of the Vendor Group and/or the Company;

(h)

written resignations and releases duly executed by Robert Brown and Tami Whitman, and such other directors and officers of the Company as the Purchaser may request, effective as of the Closing Date, in form and substance satisfactory to the Purchaser, acting reasonably;

(i)

releases duly executed by the Vendor Group in favour of the Company, in form and substance satisfactory to the Purchaser, acting reasonably which, for greater certainty, shall exclude the release of any obligations under this Agreement and any Ancillary Agreement;

(j)	the Contingent Payment Agreement, executed by the Vendor Newco and the Company;

(k)	a receipt of the Vendor Newco for the amount of the Estimated Cash Purchase Price MINUS the Estimated Gold-in-Circuit and In-process Inventory pursuant to Section 2.4(1)(a);

(l)	a receipt of the Vendor Newco for the Consideration Shares;

(m)	an executed title opinion in respect of the Mining Claims and Mining Lease in form and substance satisfactory to the Purchaser, acting reasonably; and

(n)

such other documentation as the Purchaser reasonably requests on a timely basis in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions, in each case in form and substance satisfactory to the Purchaser, acting reasonably.

3.3	Purchaser’s Closing Deliveries

At or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor Group the following:

(a)	the amount of the Estimated Cash Purchase Price MINUS the Estimated Gold-in-Circuit and In-process Inventory pursuant to Section 2.4(1)(a);

(b)	a share certificate or DRS advice statement evidencing the Consideration Shares registered in the name of the Vendor Newco pursuant to Section 2.4(2);

(c)	registration of the Contingent Payment Agreement in all places necessary or desirable by Vendor Newco to reflect the security interest created by the Contingent Payment Agreement;

(d)	the deed of hypothec required pursuant to section 5.3 of the Contingent Payment Agreement (the “Deed of Hypothec”);

(e)	registration of the Deed of Hypothec in all places necessary or desirable by Vendor Newco to reflect the security interest created by the Deed of Hypothec;

(f)	the Contingent Payment Guarantee Agreement, duly executed by the Purchaser and the Purchaser Guarantor;

(g)	the Share Pledge Agreements, executed by the Purchaser and the Purchaser Guarantor;

(h)	registration of the Share Pledge Agreements in all places necessary or desirable by Vendor Newco to reflect the security interest created by the Share Pledge Agreements;

(i)	the Subordination Agreement, executed by all parties thereto;

(j)

waivers, estoppels, no interest letters or other documentation reasonably required by Vendor Newco in respect of any prior creditors of the Purchaser or the Purchaser Guarantor to give effect to the first priority security of the Share Pledge Agreements, subject only to the Subordination Agreement;

(k)	a certificate of status (or equivalent) for the Purchaser dated no more than five Business Days prior to the Closing Date;

(l)	a certificate of status (or equivalent) for the Purchaser Guarantor dated no more than five Business Days prior to the Closing Date;

(m)	a bring-down certificate of the Purchaser in respect of the conditions set out in Section 4.2(1)(a) and Section 4.2(1)(b), in form and substance satisfactory to the Vendor Group, acting reasonably;

(n)	a certificate of an officer of the Purchaser dated as of the Closing Date, attaching and certifying true and complete copies of directors’ resolutions for the Purchaser approving the Transactions;

(o)

a certificate of an officer of the Purchaser Guarantor dated as of the Closing Date, attaching and certifying true and complete copies of directors’ resolutions for the Purchaser Guarantor approving the Transactions;

(p)

releases duly executed by the Company to their respective directors and officers which have resigned effective as of the Closing Date, in form and substance satisfactory to the Vendor Group, acting reasonably;

(q)	releases duly executed by the Company in favour of the Vendor Group, in form and substance satisfactory to the Vendor Group, acting reasonably;

(r)	a copy of the bound R&W Policies; and

(s)

such other documentation as the Vendor Group reasonably requests on a timely basis in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions, in each case in form and substance satisfactory to the Vendor Group, acting reasonably.

ARTICLE 4
CONDITIONS

4.1	Conditions for the Benefit of the Purchaser

(1)	The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Effective Time:

(a)

all of the representations and warranties of the Vendor Group contained in this Agreement were true and correct as of the Agreement Date and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except as such representations and warranties may be affected by events or transactions expressly permitted by this Agreement or the Purchaser, provided that in respect of the Closing Date, to the extent any such representations and warranties of the Vendor Group contain any qualification as to materiality, Company Material Adverse Effect and/or words and phrases of similar meaning or intent, such representations and warranties are accurate in all respects;

(b)

the Vendor Group has complied with or performed, in all material respects, all of the obligations, covenants and agreements under this Agreement to be complied with or performed by it on or before the Closing Date, to the satisfaction of the Purchaser, acting reasonably;

(c)	no Company Material Adverse Effect shall have occurred since the date of this Agreement;

(d)	the Pre-Closing Reorganization shall have been completed in a manner consistent in all material respects with the Vendor Group Disclosure Letter;

(e)

there is no Order issued enjoining or preventing, and no pending or threatened Proceeding, against any Party that would be reasonably expected to result in an Order enjoining or preventing, the completion of the Transactions under any Applicable Law;

(f)	the Competition Act Approval has been obtained;

(g)	the Exchange Approvals have been obtained;

(h)

all conditions to the closing of the payment of the Deposit (as defined in the Stream Agreement) to the Purchaser pursuant to the terms and conditions of the Stream Agreement (other than those conditions which by their nature are to be satisfied by actions taken at such closing) shall have been satisfied or waived, provided that such condition shall not be applicable (i.e. the condition shall be inoperative) to the extent that the failure to so satisfy or waive such conditions was caused by or resulted from, a breach by the Purchaser of its obligations under the Stream Agreement or any Contract related thereto;

(i)

the Vendor Group has caused to be delivered to the Purchaser when due all Ancillary Agreements required by this Agreement to be delivered during the Interim Period (but prior to the Closing) including the Estimated Closing Statement; and

(j)	the Vendor Group has caused to be delivered to the Purchaser all Ancillary Agreements as required under Section 3.2.

(2)

Each of the conditions set out in Section 4.1(1) is for the exclusive benefit of the Purchaser and the Purchaser may waive compliance with any such condition in whole or in part by notice in writing to the Vendor Group, except that no such waiver operates as a waiver of any other condition, and except that the Competition Act Approval cannot be waived.

4.2	Conditions for the Benefit of the Vendor Group

(1)	The Vendor Group shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Effective Time:

(a)

all of the representations and warranties of the Purchaser and the Purchaser Guarantor contained in this Agreement were true and correct as of the Agreement Date and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except as such representations and warranties may be affected by events or transactions expressly permitted by this Agreement or the Purchaser, provided that in respect of the Closing Date, to the extent any such representations and warranties of the Purchaser and the Purchaser Guarantor contain any qualification as to materiality, Purchaser Material Adverse Effect and/or words and phrases of similar meaning or intent, such representations and warranties are accurate in all respects;

(b)

the Purchaser and the Purchaser Guarantor shall have complied with or performed, in all material respects, all of the obligations, covenants and agreements under this Agreement to be complied with or performed by them on or before the Closing Date to the satisfaction of the Vendor Group, acting reasonably;

(c)

there is no Order issued enjoining or preventing, and no pending or threatened Proceeding, against any Party that would be reasonably expected to result in an Order enjoining or preventing, the completion of the Transactions under any Applicable Law;

(d)

the consent of the lenders to the completion of the Transactions has been obtained in accordance with the Vendor’s Credit Agreement dated as of July 21, 2022, as amended by a first amendment dated as of May 3, 2024;

(e)	the Subordination Agreement shall have been finalized in form and substance satisfactory to the Vendor Group, acting reasonably;

(f)	the Share Pledge Agreements shall have been finalized in form and substance satisfactory to the Vendor Group, acting reasonably;

(g)

the Competition Act Approval and each of the other Vendor Group’s Required Closing Approvals have been obtained. All conditions and requirements prescribed by Applicable Law or by the Vendor Group’s Required Closing Approval to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such the Vendor Group’s Required Closing Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing;

(h)	the Exchange Approvals have been obtained;

(i)	no Purchaser Material Adverse Effect or Purchaser Guarantor Material Adverse Effect shall have occurred since the date of this Agreement; and

(j)	the Purchaser has caused to be delivered to the Vendor Group: (i) evidence of all payments in accordance with Section 3.3(a) and (ii) all Ancillary Agreements as required under Section 3.3.

(2)

Each of the conditions set out in Section 4.2(1) is for the exclusive benefit of the Vendor Group and the Vendor Group may waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver operates as a waiver of any other condition and except that the Competition Act Approval cannot be waived.

4.3	Termination Events

By notice in writing given prior to or at Closing, subject to Section 4.4, this Agreement may be terminated as follows:

(a)

by the Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Vendor Group under this Agreement occurs that would cause any condition in Section 4.1(1)(a) or Section 4.1(1)(b) not to be satisfied and such breach has not been cured (or is not capable of being cured) within the earlier of: (i) 30 days following written notice of such breach by the Purchaser, and (ii) five (5) Business Days prior to the Outside Date; provided that the Purchaser may not terminate this Agreement under this Section 4.3(a) if the Purchaser is then in breach of this Agreement so as to directly or indirectly cause such condition or conditions not to be satisfied;

(b)	by the Purchaser if a Company Material Adverse Effect has occurred since the date of this Agreement;

(c)	by the Vendor Group if a Purchaser Material Adverse Effect shall have occurred since the date of this Agreement;

(d)

by the Vendor Group if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 4.2(1)(a) or Section 4.2(1)(b) not to be satisfied and such breach has not been cured (or is not capable of being cured) within the earlier of: (i) 30 days following written notice of such breach by the Vendor Group, and (ii) five (5) Business Days prior to the Outside Date; provided that the Vendor Group may not terminate this Agreement under this Section 4.3(d) if the Vendor Group is then in breach of this Agreement so as to directly or indirectly cause such condition or conditions not to be satisfied;

(e)	by mutual consent of the Purchaser and the Vendor Group; or

(f)

unilaterally by the Purchaser or the Vendor Group if the Closing has not occurred on or by the Outside Date (provided the terminating Party’s failure to comply with its obligations under this Agreement was not the cause therefor).

If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

4.4	Effect of Termination

Each of the Purchaser’s and the Vendor Group’s right of termination under Section 4.3 is in addition to any other rights it may have under this Agreement or otherwise, whether at law, in equity or otherwise, and the exercise of that right of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 4.3, all obligations of the Parties under this Agreement will terminate except that the obligations contained in this Section 4.4, Section 8.1 and Section 8.2 will survive, provided that if this Agreement is terminated by the Purchaser pursuant to Section 4.3(a) or by the Vendor Group pursuant to Section 4.3(d) or as a result of a fraudulent act or Willful Breach by the Purchaser or the Vendor Group, as applicable, the terminating Party’s right to pursue all legal remedies will survive that termination unimpaired and the other Parties shall remain fully liable for the amount of any and all damages incurred by the terminating Party as a result of or arising in connection with such termination or fraudulent act or Willful Breach.

ARTICLE 5
COVENANTS

5.1	Transfer of Documentation

(1)

On the Closing Date, the Vendor Group shall make available to the Purchaser at the premises of the Company, the Books and Records in the possession or control of the Vendor Group or the Company (to the extent not already been provided or made available). The Purchaser shall preserve all those documents made available to it for six years, or for such longer period as is required by Applicable Law.

(2)

On and after the Closing Date, the Vendor Group may from time to time during normal business hours and upon reasonable notice, under the supervision of the Purchaser’s or the Company’s personnel and in such a manner as not to interfere with the conduct of the Company’s business or any other businesses of the Purchaser or its Affiliates, inspect and make copies (at its own expense) of the Books and Records and any other books and records in the Purchaser’s or the Company’s possession or control regarding the Company and the Business, as may be required by the Vendor Group to perform its obligations under this Agreement or under Applicable Law (including, without limitation, in connection with Tax and Tax Returns and dealings with Governmental Authorities) or for any other purpose required by the Vendor Group, acting reasonably.

(3)

The Vendor Group will hold, and shall direct its officers, directors, employees, and other Representatives to hold, in confidence in accordance with Section 8.1, all documents and information concerning the Company provided to it pursuant to this Section 5.1.

(4)	In addition to and notwithstanding its other obligations herein, the Purchaser covenants and agrees to:

(a)

prior to the completion of the Transactions contemplated herein, (i) collect, use and disclose the transferred information solely for the purposes of reviewing, determining to proceed with and completing the transactions contemplated herein, and only collect, use and disclose such information to the extent necessary to meet such purpose and as authorized or permitted by Applicable Law;

(b)	after the completion of the Transactions contemplated herein:

(i)

collect, use and disclose the transferred information only for those purposes for which the transferred information was initially collected from or in respect of the individual to which such transferred information relates, unless:

(I)	the Purchaser or Company has first notified such individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such additional purpose, or

(II)	such use or disclosure is permitted or authorized by Applicable Law, without notice to, or consent from, such individual; and

(ii)

where required by Applicable Law, promptly notify the individuals to whom the transferred information relates that the transactions contemplated herein have taken place and that the transferred information has been disclosed to the Purchaser;

(iii)	promptly give effect to any withdrawal of consent by the individual to which such transferred information relates, in accordance with Applicable Law;

(c)	return or destroy the transferred information, at the option of the Purchaser, should the Transactions contemplated herein not be completed; and

(d)

use all reasonable efforts to protect and safeguard the transferred information including, without limitation, to protect the transferred information from loss or theft, or unauthorized access disclosure, copying, use, modification, disposal or destruction and promptly advise Vendor Group should any such loss, theft or unauthorized activity occur prior to the completion of the Transactions contemplated herein.

(5)

Notwithstanding this Section 5.1, the Vendor Group shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to this Section 5.1 provided that those documents or data are reasonably required.

5.2	Actions to Satisfy Covenants

(1)

The Purchaser covenants to take all such actions as are within its power to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 4.1 including using commercially reasonable efforts to ensure that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

(2)

The Vendor Group covenants to take all such actions as are within its power to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 4.2, including using commercially reasonable efforts to ensure that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

5.3	Interim Period Covenants of the Vendor Group

(1)

During the Interim Period, the Vendor Group will: (a) use commercially reasonable efforts not to take any action that if taken prior to the Agreement Date would have caused any representation and warranty of the Vendor Group herein to be incorrect in any material respect; and (b) except as disclosed in Schedule 5.3(1) of the Vendor Group Disclosure Letter, cause the Company to carry on the Business in the Ordinary Course.

(2)

During the Interim Period, the Vendor Group shall promptly notify the Purchaser if it becomes aware of any event or circumstance which could reasonably be expected to have a Company Material Adverse Effect.

5.4	Interim Period Covenants of the Purchaser and the Purchaser Guarantor

(1)

During the Interim Period, the Purchaser and the Purchaser Guarantor will use commercially reasonable efforts not to take any action that if taken prior to the Agreement Date would have caused any representation and warranty of the Purchaser or the Purchaser Guarantor herein to be incorrect in any material respect.

(2)

During the Interim Period, the Purchaser Guarantor shall not (a) issue any Purchaser Guarantor Shares or Purchaser Guarantor Convertible Securities other than (i) the Consideration Shares; (ii) Purchaser Guarantor Shares issuable upon exercise of Purchaser Guarantor Convertible Securities issued and outstanding one Business Day prior to the Agreement Date, details of which are set out in Schedule “C”; (iii) Purchaser Guarantor Shares issuable pursuant to any Contract in effect as at the date of this Agreement, details of which are set out in Schedule “C”; and (iv) Purchaser Guarantor Convertible Securities issued to eligible recipients pursuant to an equity incentive plan of Purchaser Guarantor in effect as at the date of this Agreement; and (b) accelerate the conversion of the secured convertible debenture dated October 15, 2021, as amended on December 20, 2024. During the Interim Period, the Purchaser shall not (a) issue any Purchaser Shares other than to the Purchaser Guarantor or a wholly-owned subsidiary of the Purchaser Guarantor.

(3)	Concurrent with the execution of this Agreement, the Purchaser shall provide a true, accurate and complete copy of the Stream Agreement, duly executed by the parties thereto.

(4)

During the Interim Period, the Purchaser shall: (i) not, and shall not permit, the amendment, restatement, amendment and restatement, waiver or other modification of any provision of the Stream Agreement without the prior written consent of the Vendor Group and (ii) comply with the provisions of the Stream Agreement and cause the conditions to closing and payment of the Deposit to be satisfied or waived by FN Holdings ULC no later than the Closing Date.

(5)

On: (a) the Closing Date, and (b) each date on which the report contemplated by Section 7.2 of the Stream Agreement is provided to FN Holdings ULC, Purchaser will provide to Vendor (x) a copy of the report delivered to FN Holdings ULC pursuant to Section 7.2 of the Stream Agreement and (y) a confirmation that the Purchaser and its Affiliate are not in breach of its delivery obligations under the Stream Agreement.

5.5	Access

(1)

Subject to Applicable Law, during the Interim Period, the Company will, upon reasonable notice, permit and grant the Purchaser, its legal counsel, accountants, insurers, and other Representatives (at the Purchaser’s and its Representatives’ sole risk and expense), to have reasonable access during normal business hours to the premises, assets, Contracts, Books and Records and senior personnel of the Company and to the Mine, the Owned Real Property and the Leased Real Property. The Purchaser may not conduct any environmental testing or assessments without the prior written consent of the Vendor Group (such consent not to be unreasonably withheld). The Vendor Group and the Company are not required to disclose any information to the Purchaser where such disclosure is prohibited by applicable Law or by the terms of any agreement. Until the Closing, the information provided shall be subject to Section 8.1, without limiting the generality of the foregoing, the Purchaser shall not, and the Purchaser shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated by this Agreement by the Purchaser.

5.6	Required Closing Approvals

(1)

Each of the Purchaser and the Vendor Group will, and will cause their respective Affiliates to, use commercially reasonable efforts to obtain the Required Closing Approvals as promptly as practicable and in any event so as to allow the Effective Time to occur before the Outside Date. Without limiting the generality of the foregoing:

(a)	unless otherwise mutually agreed to in writing by the Purchaser and the Vendor Group, with respect to the Transactions:

(i)	the Purchaser shall, within 10 Business Days of the Agreement Date, file with the Commissioner a request for an Advance Ruling Certificate or, in the alternative, a No Action Letter;

(ii)

if the Competition Act Approval is not obtained within 16 calendar days following the aforementioned filing by the Purchaser, any time thereafter either the Purchaser or the Vendor Group may notify the other in writing of its intention to file a complete pre-merger notification form pursuant to section 114 of the Competition Act, in which case the Purchaser and the Company shall each file its respective pre-merger notification form within 10 Business Days after having received such written notice;

(iii)	the Purchaser and the Vendor Group shall use their commercially reasonable efforts to:

(I)	respond promptly to any request for additional information or documentary materials made by any Governmental Authority in connection with the Required Closing Approvals; and

(II)	make such further filings as may be necessary, proper or advisable in connection therewith.

(2)

The Purchaser and the Vendor Group will, and will cause their respective Affiliates to, coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 5.6, including (a) providing each other with advance copies of and a reasonable opportunity to comment on all notices, filings, requests, submissions and other documents or information to be supplied to or filed with any Governmental Authority in connection with the Required Closing Approvals and considering in good faith any suggestions made by the other Party with respect to such notices, filings, requests, submissions and other documents or information; (b) promptly providing each other with final copies of all notices, filings, requests, submissions and other documents or information supplied to or filed with any Person and all notices, correspondence or other documents or information received from any Governmental Authority in connection with the Required Closing Approvals; and (c) keeping the other Party and their respective counsel fully apprised of all written (including email) and oral communications and all meetings with any Governmental Authority in connection with the Required Closing Approvals, and, unless participation by a Party is prohibited by Applicable Law or by such Governmental Authority, neither Party will engage in any such communications or meetings with a Governmental Authority without first giving the other Party or its external counsel a full and reasonable opportunity to participate. To the extent that any information or documentation to be provided by one Party to the other Party pursuant to this Section 5.6 is, in the reasonable view of the disclosing Party, competitively sensitive, the disclosing Party may supply such information or documentation on an “external counsel only basis” (or otherwise on a restricted basis at the disclosing Party’s sole discretion) and such receiving Party will not request or otherwise receive such information from any Persons to whom the disclosed information or documentation has been provided, while the disclosing Party shall provide a redacted version of any such materials to the receiving Party.

(3)

The Purchaser and the Vendor Group shall (and shall cause their respective Affiliates to, as applicable) file, as promptly as practicable but in any event within 30 Business Days after the Agreement Date or such other date as the Purchaser and the Vendor Group may reasonably agree, any other filings or notifications under any other Applicable Law required to obtain any other Required Closing Approvals and which is not otherwise explicitly addressed in this Section 5.6.

(4)	The Purchaser and the Vendor Group shall each pay half of any filing fees (including any Taxes thereon) in respect of any filing made to any Person in respect of any Required Closing Approvals.

(5)

Neither the Purchaser nor the Vendor Group shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Authority to not consummate the Transactions, except upon the prior written consent of the other.

(6)

The Purchaser and the Vendor Group shall not (and shall cause their respective Affiliates not to) enter into any transaction, investment, agreement, arrangement or joint venture or take any other action or fail or refrain from taking any commercially reasonable action, the effect of which would reasonably be expected to make obtaining the Required Closing Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Required Closing Approvals.

(7)

The Purchaser and the Vendor Group shall use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to defend any Proceeding instituted (or threatened to be instituted) or pending seeking to enjoin or prevent the consummation of the Transactions and to have any such Proceeding withdrawn, discontinued or dismissed and any Order issued enjoining or preventing the completion of the Transactions vacated, lifted, reversed, or overturned.

5.7	Director and Officer Indemnification and Insurance

The Purchaser agrees that all rights to indemnification, exculpation, and advancement of expenses now existing in favour of the directors and officers of the Company, as provided in the Company’s Constating Documents as of the Closing Date or otherwise in any written agreement with the Company in effect as of the Closing Date and made available to the Purchaser with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six years following the Closing. From and after the Closing Date, the Purchaser shall cause the Company to perform and discharge the Company’s obligations to provide such indemnification, exculpation, and advancement of expenses. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and from and after the Closing Date, the Purchaser shall cause the Company to advance expenses in connection with such indemnification as provided in the Company’s Constating Documents or other applicable agreements. The indemnification, liability limitation, exculpation, or advancement of expenses provisions of the Company’s Constating Documents provided to the Purchaser shall not be amended, repealed, or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Company, unless such modification is required by Applicable Law.

5.8	Employment Matters

The Purchaser agrees that the Purchaser and Amalco/the Company, as applicable, and any successor to thereto shall honour and comply with the terms of all of the incentive, bonus and retention payment obligations with respect to Company Employees and Company Contractors that are disclosed in Schedule 6.1(36) of the Vendor Group Disclosure Letter, and without limiting the generality of the foregoing, the Purchaser shall satisfy any such payments that become payable following Closing as particularized in the Vendor Group Disclosure Letter.

5.9	Pre-Closing Reorganization

(1)

The Vendor Group shall be entitled to cause reasonable changes to the Pre-Closing Reorganization steps without Purchaser’s consent, and in the case of material changes, such changes are subject to the Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed).

(2)

Subject to Section 5.9(1), prior to the Closing Date, the Vendor Group shall, and shall cause the Company to, prior to the Closing, take all steps necessary to effect and carry out the Pre-Closing Reorganization in all material respects in accordance with Schedule 5.9 of the Vendor Group Disclosure Letter (including causing Vendor Newco to become a party hereto by executing a joinder to this Agreement during the Interim Period, in form and substance satisfactory to the Purchaser, acting reasonably). Upon the completion of the Pre-Closing Reorganization, the Vendor Group and the Company shall (i) notify the Purchaser promptly and (i) shall deliver duly executed (and, where applicable, filed) material Contracts, resolutions and instruments which give effect to the Pre-Closing Reorganization.

(3)

To the extent that legal and beneficial ownership of any Excluded Assets are not transferred to the Vendor pursuant to the Pre-Closing Reorganization prior to Closing due to restrictions under Applicable Law, the Purchaser shall promptly cause the Company to transfer the legal title or beneficial ownership of such Excluded Assets to Vendor when permitted under Applicable Law after Closing.

5.10	Tax Election

Without the prior written consent of the Vendor Group, the Purchaser and its Affiliates shall not make an election under sections 338 or 336 of the Internal Revenue Code of 1986 (or any comparable provision of state, local or non-U.S. Applicable Law) in respect of the Transactions pursuant to this Agreement.

5.11	Transfer Taxes Paid by the Purchaser

All conveyance fees, transfer, documentary, sales, use, stamp, indirect real property transfer, deed, registration, excise, value-added, recording, filing, licensing, court, and other similar Taxes that are imposed on any of the Parties by any Governmental Authority in connection with the execution of this Agreement and the Transaction (“Transfer Taxes”), if any, shall be borne by the Purchaser and the Purchaser shall have the sole responsibility of timely filing all Tax Returns with respect to Transfer Taxes.

5.12	Tax Returns

(1)

The Vendor Group shall, or shall cause the Company to, duly and timely make or prepare all Tax Returns required to be made or prepared by the Company for any Pre-Closing Tax Period, including any Straddle Period that are due after the Closing Date (collectively, the “Closing Tax Returns”). Each Closing Tax Return shall be prepared in accordance with existing procedures, practices and accounting methods of the Company (unless such procedure, practice, accounting method or other contemplated treatment is not permitted under Applicable Law) and will reflect any available deductions related to any Company Transactions Expenses. The Parties acknowledge that in respect of the Closing Tax Returns no deduction for income Tax purposes will be claimed by the Company in respect of Vendor Transactions Expenses.

(2)

The Closing Tax Returns shall be submitted in draft form to the Purchaser: (a) for income Taxes, at least 30 days before the date on which such Tax Returns are required by Applicable Law to be filed with the relevant Taxing Authority, and (b) for all other Taxes, at least 15 days before the date on which such Tax Returns are required by Applicable Law to be filed with the relevant Taxing Authority. The Vendor Group shall make reasonable changes to any such Tax Return requested by the Purchaser that are communicated by the Vendor Group in writing to the Purchaser, (i) for income Taxes, at least 15 days before the date on which such Tax Return is required by Applicable Law to be filed with the relevant Taxing Authority, and (ii) for all other Taxes, at least 5 days before the date on which such Tax Returns are required by Applicable Law to be filed with the relevant Taxing Authority. The Purchaser shall cause the Company to duly and timely file all Closing Tax Returns. Without the prior written consent of the Vendor Group, the Purchaser shall not (a) make or change any Tax election affecting any Pre-Closing Tax Period, (b) amend, refile or otherwise modify (or grant or an extension or waiver of any applicable statute of limitations with respect to) any Tax Return prepared by the Purchaser or any of its Affiliates relating to a Pre-Closing Tax Period or (c) enter into any settlement or agreement that results in any increased Tax liability of (i) the Company with respect to Pre-Closing Tax Periods, (ii) the Vendor Group or (iii) any Affiliate of the Vendor Group. The Purchaser agrees that, notwithstanding anything else to the contrary, the Vendor shall have no liability whatsoever for any Tax resulting from any action referred to in the immediately preceding sentence under this Agreement.

5.13	Other Tax Matters

(1)

The Vendor Group shall, at the sole expense of the Purchaser, provide the Purchaser with such assistance (including access to Tax Returns or other records in the Vendor Group’s possession) as may be reasonably requested in connection with the preparation, review or filing of any Tax Return, to the extent solely relating to Taxes or Tax Returns of the Company for Pre-Closing Tax Periods. Notwithstanding anything to the contrary in this Agreement, this Section 5.13(1) shall not apply to any dispute or threatened dispute between the Parties.

(2)

If, at any time after the Closing Date, the Purchaser, on the one hand, or the Vendor Group, on the other hand, determines, or becomes aware that an “advisor” (as is or may be defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that the Transactions are subject to the reporting requirements under section 237.3 of the Tax Act or the notification requirements under section 237.4 of the Tax Act (in this Section 5.13(2), the “Disclosure Requirements”), the Purchaser or the Vendor Group, as applicable, will promptly inform the other Party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate with respect to preparing and filing the applicable information returns or notifications.

(3)

Any Tax refunds that (a) are received after Closing by the Purchaser that relate to a Pre-Closing Tax Period, (b) were not taken into account in the determination of the Purchase Price or any component thereof, (c) are not required to be paid to any other third party, including any Governmental Authority, or taken into account in determining the amount of any recovery or potential recovery under the R&W Policies, and (d) do not arise as a result of a carryback of a loss or other Tax attribute arising or generated after the Closing, shall be for the account of the Vendor Group, and the Purchaser shall pay Vendor Newco any such refund (net of any Tax costs or other reasonable costs or expenses incurred or accrued on account of the identification, obtaining, receipt and payment of such refund that would not have otherwise been incurred or accrued in Ordinary Course) within ten Business Days after receipt, and any such payment hereunder shall constitute an increase in the Purchase Price provided that the obligation to make any such payment shall be determined without duplication for any amounts included in the determination of the Purchase Price. In the event that the Purchaser is subsequently required to repay to any Governmental Authority any amount paid to the Vendor Newco pursuant to this Section 5.13(3), any such amount shall be repaid by Vendor Newco to the Purchaser, together with any interest and penalties owed in respect of such disallowed refund, within ten Business Days of the date on which the Vendor Newco receive written notice from the Purchaser of such repayment, as an adjustment to the Purchase Price.

5.14	Name Change

(1)

The Purchaser shall cause the Company to amend, within 15 Business Days after the Closing, its Constating Documents, qualification(s) to do business as a foreign corporation, trade name filings, and all similar filings or registrations with Governmental Authorities to remove the term “Hecla” from its corporate name, doing business as names and trade names and shall cause any community or social benefit organizations, foundations, or programs sponsored, maintained or promoted by the Company in connection with its operations to cease using (and to change its name to remove) the term “Hecla”. Furthermore, the Purchaser and Purchaser Guarantor shall provide prior notice to the Vendor of any public disclosure that it proposes to make which includes the name of the Vendor or any of its Affiliates, together with a draft copy of such disclosure; provided that, except as required by Applicable Law, in no circumstance shall any public disclosure of the Purchaser, the Purchaser Guarantor or any of its Affiliates include the name of the Vendor or any of its Affiliates without the Vendor’s prior written consent, in its sole discretion.

(2)

Neither the Purchaser nor any of its Affiliates (including, following the Closing, the Company) shall use, or have the right to use, the Vendor Marks or any name or mark that is confusingly similar to or embodies the Vendor Marks, and shall, promptly following Closing, cease using (or remove the Vendor Marks from) all signs, materials and other items bearing the Vendor Marks (including uniforms, equipment and buildings); provided that, the Purchaser and its Affiliates (including, following Closing, the Company) may at all times after the Closing Date (a) retain records and other historical or archived documents containing or referencing the Vendor Marks, and (b) use the Vendor Marks solely to the extent required by or permitted as a fair use under Applicable Law so long as such uses would not cause confusion as to the origin or sponsorship of a good or service. From and after the Closing Date, neither Purchaser nor any of its Affiliates (including the Company) shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Vendor Marks that were used by the Company prior to the Closing.

5.15	R&W Policies

(1)

The Purchaser hereby covenants that it will use commercially reasonable efforts to obtain the R&W Policies during the Interim Period (as soon as practicable following the Agreement Date) in such a manner as to ensure that the representation and warranty provided in Section 6.2(15) shall be true and correct as of the Closing Date. The Purchaser and Vendor Group hereby acknowledge and agree that each Party shall pay 50% of the R&W Expenses. Each R&W Policy will provide that (a) no R&W Insurer has any subrogation or similar rights and will not pursue any claim against any member of the Vendor Group or their Representatives, other than in respect of a claim based on fraud by the Vendor Group in connection in the making of the representations and warranties set forth herein, (b) each member of the Vendor Group and their Representatives are each a third-party beneficiary of each R&W Insurer’s promise to not pursue any claim against any member of the Vendor Group or their Representatives and (c) the Purchaser shall not amend, vary or modify the limitations on subrogation or similar rights against any member of the Vendor Group or their Representatives in any R&W Policy or otherwise amend, vary or modify any R&W Policy in such a manner that would reasonably be expected to increase the potential financial liability of any member of the Vendor Group or any of their Representatives in connection with this Agreement, without the prior written consent of the Vendor Group (which consent can be granted or withheld in the sole discretion of the Vendor Group).

(2)

The Purchaser shall not novate or otherwise assign its rights under any R&W Policy (or do anything which has a similar effect); provided, however, that the Purchaser shall have the right to assign its rights under any R&W Policy, in whole or in part, at any time to any Affiliate of the Purchaser or to any successor to the Purchaser or any purchaser of the Company, whether by way of merger, amalgamation, consolidation, reorganization, sale of assets or otherwise, or to any lender of the Purchaser or its Affiliates as collateral security, so long as such assignment does not adversely impact any member of the Vendor Group (in which case such assignment, to the extent it adversely impacts any member of the Vendor Group, shall be subject to the prior written consent of the Vendor Group (which consent can be granted or withheld in the sole discretion of the Vendor Group)).

(3)

The R&W Policies will be in full force and effect on the Closing Date, subject to satisfaction of customary post-Closing deliverables. For all purposes of indemnification, from and after the Effective Date the R&W Policies shall be deemed to be issued and in full force and effect (i.e. any requirement in Article 7 to seek recourse under the R&W Policies shall be deemed to apply such that recourse shall not in such circumstances be to the Vendor Group for any Claims required to be brought under the R&W Policies), notwithstanding the fact that the R&W Policies are not yet in effect. Purchaser will complete all conditions and will satisfy all deliverables required in the R&W Polices to cause the R&W Policies to be issued and in full force and effect.

(4)

Where the Purchaser is required to seek recourse under the R&W Policies pursuant to Article 7, such requirement shall be deemed to require that the Purchaser fully exhaust the applicable policy limits under all R&W Policies.

5.16	Wrong Pockets

If, following Closing, either Party becomes aware that (a) it holds any right, property, asset or interest which belongs to the other Party, or (b) the Vendor Group or any of its Affiliates (other than the Company) holds any right or interest in any Assets of the Company, then (in each case) the Party holding such right, property, asset or interest shall promptly notify the other Party and shall take all reasonable steps (including executing and delivering any reasonably necessary instruments of transfer or assignment) to transfer such right, property, asset or interest to the Party to whom it properly belongs for nominal consideration, so that each Party and its Affiliates hold only those rights, properties, assets and interests which they are intended to hold following Closing. Pending such transfer, the Party in possession shall hold such right, property, asset or interest in trust for the other Party.

5.17	Closure Financial Assurance and Historical Environmental Matters

(1)

If, as of the Closing Date or at any time thereafter, it is finally determined by the MNRF upon approval of the Updated Closure Plan that the Financial Assurance required to be posted by the Company in accordance with Applicable Law, including the requirements of section 113 of the Mining Regulation (Quebec, chapter M-13.1, r. 2) (the “Closure Amount”), with respect solely to the Updated Closure Plan, exceeds $150,000,000 (the “Closure Cap”), then 50% of the amount by which the Closure Amount exceeds the Closure Cap (such 50% amount constituting the “Closure Excess Amount”) will represent a set-off right of the Purchaser, whereby Purchaser shall reduce the unpaid balance of the amount owing under either the Deferred Cash Payments or under the Contingent Payment Agreement by the Closure Excess Amount (the “Closure Excess Set-off Right”) provided that any amounts owing from any actions taken by the Company following the Closing that result in an increase in the scope of required closure or reclamation activities, including expansion of the Company’s existing facilities or construction of new facilities beyond that contemplated in the Updated Closure Plan or failure to carry out the Business in accordance with Applicable Law will be excluded from the calculation of Closure Excess Amount.

(2)

The Purchaser’s, the Company’s and/or Amalco’s sole source of recovery in respect of any Closure Excess Amount will be the application of the Closure Excess Set-off Right, and under no circumstances will Vendor Newco be required to return any funds already received under this Agreement or the Contingent Payment Agreement.

(3)

Until the date that the Updated Closure Plan is approved by the MNRF, the Purchaser will cause the Company to keep the Vendor Newco reasonably apprised of all material written (including email) communications and all meetings with the MNRF in connection with the Updated Closure Plan which may affect the Closure Amount, and the Purchaser will cause the Company not to engage in any negotiations or amendments to the Updated Closure Plan which may affect the Closure Amount without first giving the Vendor Newco a reasonable opportunity to participate. In addition, until the date that the Updated Closure Plan is approved by the MNRF, subject to Applicable Law, the Purchaser and Amalco/the Company will, upon reasonable notice, permit and grant the Vendor Group, its legal counsel, accountants, insurers, and other Representatives, to have reasonable access during normal business hours to the premises, assets, Contracts, Books and Records and senior personnel of the Company and to the Mine, the Owned Real Property and the Leased Real Property. Without limiting the generality of the former, subject to Applicable Law, none of the Purchaser, the Company or Amalco will agree to an Updated Closure Plan providing for estimated closure Costs exceeding the Closure Cap without the Vendor’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(4)

If, as of the Closing Date or at any time thereafter, it is determined by a Governmental Authority that a financial penalty, fine, charge, surcharge or other amount is payable by the Company as a result of or arising in connection with the HM3 waste storage facility failure disclosed in Schedule 6.1(23) of the Vendor Group Disclosure Letter, but specifically excluding any remediation, closure or similar work at HM3 that may be required by the MNRF or any other Governmental Authority, or any cost or Losses associated therewith (the “HM3 Matter”), the Vendor Group shall reimburse the Purchaser for such amount by making payment to the Purchaser within five (5) Business Days of receipt of notice from the Purchaser; provided that, subject to Applicable Law, the Purchaser will cause the Company/Amalco to keep the Vendor Newco reasonably apprised of all material written (including email) communications and all meetings with a Governmental Authority in connection with the HM3 Matter, and the Purchaser will cause the Company not to engage in any negotiations or discussions with a Governmental Authority regarding the HM3 waste storage facility failure without first giving the Vendor Newco a reasonable opportunity to participate, and provided further that the Vendor Newco shall not be liable for that portion of any penalty, fine, charge, surcharge or other amount payable resulting from any actions taken by the Company following the Closing that result in an increase in penalty, fine, charge, surcharge or other amount payable. Without limiting the generality of the former, (i) none of the Purchaser, the Company or Amalco will settle, compromise or otherwise terminate the HM3 Matter without the Vendor’s written consent, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) at the direction of the Vendor, Company will pursue any available appeal of a financial penalty, fine, charge, surcharge or other amount payable under this Section 5.17(4), with reasonable costs of such appeal payable as to 50% by each of the Company and the Vendor, and reimburse to Vendor any amount refunded to Company as a result of such appeal (less cost of appeal assumed by the Company).

5.18	Covenant of Purchaser Guarantor

(1)

The Purchaser Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance to the Vendor and Vendor Newco of, and shall be liable for, all obligations (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured), including, without limitation, any obligation to make Deferred Cash Payments and any indemnity given hereunder, of the Purchaser to the Vendor or Vendor Newco pursuant to the terms and conditions of this Agreement and any obligation of the Purchaser to the Vendor or Vendor Newco under any other certificate, documents, instrument, agreement delivered or entered into under or in connection with this Agreement (other than the Contingent Payment Agreement, which will be guaranteed under the Contingent Payment Guarantee) (collectively, the “Guaranteed Obligations”).

(2)

The Vendor or Vendor Newco shall not be obliged to demand payment or performance from, or to exercise any of its recourse against, the Purchaser before being entitled to the payment or performance by or from the Purchaser Guarantor.

(3)

The obligation of the Purchaser Guarantor is unlimited and will not be limited or reduced as a result of the termination, invalidity or unenforceability of any right of the Vendor or Vendor Newco against the Purchaser due to any incapacity, disability or lack or limitation of status or of the power of the Purchaser or as a result of bankruptcy, insolvency or similar proceeding involving the Purchaser or for any other circumstance or reason whatsoever. The Purchaser Guarantor’s liability under this Section 5.18 shall arise immediately upon written demand from the Vendor or Vendor Newco to the Purchaser Guarantor.

(4)

The terms of this Section 5.18 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment (in whole or in part) of the Purchaser is rescinded or must otherwise be returned or restored by the Purchaser by reason of bankruptcy, insolvency or reorganization of the Purchaser, all as though such obligation had not been fulfilled.

(5)

Purchaser Guarantor agrees to indemnify and keep harmless the Vendor and Vendor Newco in full and on demand from and against all loss, damage, expense, and cost arising or incurred by the Vendor or Vendor Newco and resulting from the non-payment or non-performance of any of the Guaranteed Obligations.

(6)

Purchaser Guarantor’s obligations under this Section 5.18 are absolute and unconditional. Purchaser Guarantor’s obligations under this Section 5.18 shall, without limitation, constitute a guarantee of payment and performance, binding upon Purchaser Guarantor and its successors and permitted assigns and irrevocable, and remain in force until all Guaranteed Obligations have been paid or performed in full and shall not be released or discharged notwithstanding:

(a)	any waiver, forbearance, or extension of time for performance or payment of any Guaranteed Obligation;

(b)	any delay or failure by Vendor or Vendor Newco to enforce or exercise any right or remedy in respect of any Guaranteed Obligation;

(c)	any failure to give notice to Purchaser Guarantor of the occurrence of a default by Purchaser in the payment or performance of any of the Guaranteed Obligations;

(d)

the release or discharge of Purchaser from the performance or observance of any Guaranteed Obligation or any part thereof by operation of law, or the release, acceptance, or disposal of any collateral held by Vendor or Vendor Newco as security for any of the Guaranteed Obligations or the substitution, release, exchange, or invalidity of any security interest held by Vendor or Vendor Newco as security therefor;

(e)	any voluntary or involuntary liquidation or dissolution of Purchaser;

(f)	the sale or other disposition of all or substantially all of the assets and liabilities of Purchaser;

(g)	the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, composition, or other similar proceeding affecting Purchaser; or

(h)	any merger, amalgamation, arrangement, consolidation, or other fundamental change to which Purchaser, Purchaser Guarantor, or any related entity is a party.

(7)	This Section 5.18 shall remain in full force and effect from the date of this Agreement until all Guaranteed Obligations shall be finally and irrevocably satisfied and paid in full.

5.19	Post-Closing Amalgamation

(1)

Promptly following Closing, the Purchaser and Purchaser Guarantor will cause the Purchaser and the Company to amalgamate with each other pursuant to the Act (the “Post-Closing Amalgamation”), following which:

(a)

all properties and assets of the Purchaser and the Company (including the Assets) will continue to be properties and assets of the corporation resulting from the Post-Closing Amalgamation (“Amalco”); and

(b)	Amalco will continue to be liable for all of the obligations of the Purchaser and the Company, including the obligations of the Purchaser under this Agreement.

(2)

All references in this Agreement to the “Purchaser” and the “Company” (except to the extent that such references relate to a pre-Closing date or period) will, following the completion of the Post-Closing Amalgamation, be deemed to be references to Amalco.

5.20	Restrictions on Transfer

(1)	Except as required by the terms of the Stream Agreement or the Share Pledge Agreements, until the Deferred Cash Payments have been paid in full:

(a)	the Purchaser Guarantor shall not transfer, dispose of, sell or otherwise permit the imposition of any Lien on, the shares of the Purchaser; and

(b)	The Purchaser shall not, and the Purchaser Guarantor shall cause the Purchaser to not, transfer, dispose of, sell or otherwise permit the imposition of any Lien on, the Purchased Shares or the Assets.

(2)

Until the Deferred Cash Payments have been paid in full, the Purchaser Guarantor shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, plan of arrangement, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Purchaser Guarantor and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Vendor Group, are necessary or advisable to establish that upon the consummation of such transaction:

(a)	the successor corporation will have assumed all the covenants and obligations of the Purchaser Guarantor under this Agreement; and

(b)

this Agreement will be a valid and binding obligation of the successor corporation entitling the Vendor Group, as against the successor corporation, to all the rights of the Vendor Group under this Agreement, mutatis mutandis.

5.21	Excessive Dividend Elections.

(1)

The Vendor hereby concurs, for the purposes of subsection 184(4) of the Tax Act, to the making of an election under Part III of the Tax Act, in the event that the “capital dividend account” (as defined in subsection 89(1) of the Tax Act) balance of the Company at any time in any taxation year ending prior to the Closing Date is subsequently determined to be less than the amount of any “capital dividend” (as defined in section 248 of the Tax Act) paid, or deemed to have been paid by the Company immediately after such time, such that the Company will not have any liability under Part III of the Tax Act in respect of the payment, or deemed payment, of any such dividend. The Vendor covenants and agrees to use commercially reasonable efforts to give effect to this Section 5.21(1).

(2)

The Vendor hereby concurs, for the purposes of subsection 185.1(3) of the Tax Act, to the making of an election by the Company under Part III.1 of the Tax Act, in the event that the Company is assessed as having made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) in respect of any dividend paid, or deemed to have been paid, by the Company on or before the Closing Date such that it will not have any liability under Part III.1 of the Tax Act in respect of the payment, or deemed payment, of any such dividend. The Vendor covenants and agrees to use commercially reasonable efforts to give effect to this Section 5.21(2).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Vendor

The Vendor Group hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is and will be relying on these representations and warranties in connection with its purchase of the Purchased Shares, which such representations and warranties are qualified by the information disclosed in the Vendor Public Disclosure Record:

(1)

Organization and Status of the Vendor. The Vendor is a corporation duly incorporated and organized, and is validly subsisting and in good standing, under the laws of Delaware. The Vendor Newco, upon formation, will be a corporation duly incorporated and organized, and validly subsisting and in good standing, under the laws of British Columbia.

(2)

Organization and Status of the Company. The Company is a corporation duly incorporated and organized, and is validly subsisting and in good standing, under the laws of Canada and is up-to-date in the filing of all corporate and similar returns under the laws of such jurisdiction. The Company is duly registered, licensed, or otherwise qualified to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the Property or the Assets owned, leased, or operated by it, or the nature of the Business conducted by it, makes such qualification or licensing necessary.

(3)

Power and Capacity of the Vendor Group. The Vendor Group has (or will have, in the case of the Vendor Newco) all necessary corporate power and capacity to enter into this Agreement and all other Ancillary Agreements to which the Vendor Group member is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby.

(4)

Power and Capacity of the Company. The Company has all necessary corporate power and capacity to own or lease its Assets and to carry on the Business as now being conducted by it and as previously having been conducted by it and to enter into the Ancillary Agreements to which the Company is a party, to carry out its obligations thereunder and to consummate the Transactions contemplated hereby and thereby.

(5)

Authorization. The execution and delivery by the Vendor Group of this Agreement and by the Vendor Group and the Company of the Ancillary Agreements to which it or the Company is a party have been (or will be, in the case of the Vendor Newco) duly authorized by all necessary corporate action on the part of the Vendor Group and the Company, respectively.

(6)

Enforceability. The Vendor Group has (or will have, in the case of the Vendor Newco), duly executed and delivered this Agreement and (assuming due execution and delivery by the Purchaser) is (or will be, in the case of the Vendor Newco) enforceable against the Vendor Group in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the Ancillary Agreements required by this Agreement to be delivered by the Vendor Group or the Company will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(7)	Authorized and Issued Capital of the Company.

(a)

As of the date of this Agreement, the authorized share capital of the Company consists of an unlimited number of common shares, of which 340,553,238.3 common shares are issued and outstanding. Following completion of the Pre-Closing Reorganization and as of the Closing Date, the authorized share capital of the Company will consist of an unlimited number of common shares, and the Purchased Shares (including any issued in connection with the Pre-Closing Reorganization) shall represent 100% of the common shares issued and outstanding at such time. As of the Closing Date, the Purchased Shares will have been (i) duly authorized and validly issued and outstanding as fully paid and non-assessable shares and (ii) issued in compliance with all Applicable Laws and any pre-emptive rights, rights of first refusal or other similar rights of any Person. There are, and following the Pre-Closing Reorganization there will be, no shareholders agreements, voting trusts, pooling agreements or other Contracts in respect of the voting of any of the Purchased Shares.

(b)

There are as of the Agreement Date and will be as of the Closing Date no issued and outstanding options, warrants, rights, securities, debentures, loans, notes or other instruments exercisable into, or convertible or exchangeable for, any Equity Interests in the capital of the Company. No Person has any Contract or any right or privilege capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued Equity Interest in the capital of the Company, other than in respect of the transfer of the Purchased Shares to the Vendor Newco in connection with the Pre-Closing Reorganization.

(c)	The Company does not have any subsidiaries. The Company does not own and is not a party to any Contract of any nature to acquire, directly or indirectly, any Equity Interests in any Person.

(d)	True, accurate and complete copies of the Company’s Constating Documents, registers and all other similar documents and records of the Company have been provided to the Purchaser.

(8)

Ownership of Purchased Shares. The Vendor is, and following completion of the Pre-Closing Reorganisation, the Vendor Newco will be, the registered holder of the Purchased Shares with good and marketable title thereto free and clear of all Liens and the Vendor has, and following completion of the Pre-Closing Reorganisation the Vendor Newco will have, the exclusive right to dispose of such Purchased Shares as provided in this Agreement. Except for the transfer restrictions in the Company’s Constating Documents, none of the Purchased Shares are subject to any Contract or restriction which in any way limits or restricts the transfer to the Purchaser of the Purchased Shares.

(9)

Company Assets. The Company has good and marketable title to its Assets free and clear of all Liens other than Permitted Liens. With the exception of Inventory, motor vehicles and equipment in transit, all of the Company’s Assets are situate at the Owned Real Property and the Leased Real Property.

(10)

Condition of Assets. Except as disclosed in Schedule 6.1(10) of the Vendor Group Disclosure Letter, all Assets of the Company that are being used in the Business and have a value in excess of $1,500,000 are in good operating condition and repair having regard to their use and age, and ordinary wear and tear excepted and none of the foregoing Assets is in need of maintenance or repair, except for normal maintenance and repairs that are not material in nature or cost. Except for Inventory and motor vehicles in transit, none of the foregoing Assets are in the possession or control of a third party. Except as disclosed in Schedule 6.1(10) of the Vendor Group Disclosure Letter, none of the foregoing Assets of the Company are scheduled for major repair or replacement at any time in the next 12 months, nor does the Vendor Group have any knowledge that any such repairs or replacements will be required at any time in the next 12 months.

(11)

Accounts Receivable. All Accounts Receivable are (i) reflected properly in the Books and Records in all material respects, (ii) bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the Ordinary Course, and (iii) collectible (net of reserves reflected in the Company Interim Financial Statements) in the Ordinary Course and are not subject to any counterclaim or set-off, except as may be permitted by any Governmental Authority. The Company has not accelerated or deferred the collection of any Accounts Receivable or otherwise managed working capital outside of the Ordinary Course.

(12)	Real Property.

(a)

Schedule 6.1(12)(a) of the Vendor Group Disclosure Letter sets forth a true and complete list of all real property owned by the Company (the “Owned Real Property”). The Company holds title to all such Owned Real Property, free and clear of all Liens except for Permitted Liens. The Owned Real Property constitutes all of the real property owned by the Company to operate the Mine. The Company has all necessary surface rights, access rights and other rights and interests relating to the Owned Real Property to allow it to carry on the Business as currently conducted in the Ordinary Course. There are no existing or proposed, contemplated or threatened condemnations, rezoning or expropriation proceedings relating to the Owned Real Property or any part thereof, and neither the Company nor the Vendor are presently aware of any outstanding judgment, decree, injunction, rule or order of any court, administrative tribunal or regulatory body against it with respect to the Owned Real Property. The utilities provided to the Owned Real Property are sufficient for the conduct of the Business as presently conducted in the Ordinary Course. Neither of the Company or the Vendor Group has received notice of any material work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Authority with respect to the Owned Real Property that are outstanding. The Owned Real Property is not located in an agricultural land preserved pursuant to the Act respecting the preservation of agricultural land and agricultural activities (Québec). The Owned Real Property is not leased to any Person.

(b)

Schedule 6.1(12)(b) of the Vendor Group Disclosure Letter sets forth a true and complete list of all real property leased by the Company (the “Leased Real Property”). The Company holds a valid and enforceable leasehold or subleasehold interest in the applicable Leased Real Property, free and clear of all Liens except for Permitted Liens, in accordance with the terms set out in the applicable lease or sublease (each, a “Real Property Lease”). There is no material breach or default under any Real Property Leases by the Company or subtenant thereunder which remains uncured. Neither of the Company nor the Vendor Group has received notice of any material work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Authority with respect to the Leased Real Property that are outstanding. True, correct and complete copies (along with any amendments and renewals thereto) of the Real Property Leases have been provided to the Purchaser. The Company has all necessary surface rights, access rights and other rights and interests relating to the Leased Real Property to allow it to carry on the Business as currently conducted in the Ordinary Course.

(c)

Except as disclosed in Schedule 6.1(12)(c) of the Vendor Group Disclosure Letter, the Owned Real Property and the Leased Real Property confers on the Company all surface, access and other real property rights as are necessary for the Company to carry out the Business as currently conducted in the Ordinary Course.

(13)

Personal Property. Except as disclosed in Schedule 6.1(13) of the Vendor Group Disclosure Letter, the Company does not own and, following the Pre-Closing Reorganization, will not own any Personal Property which had a book value in the Books and Records of more than $5,000,000. Except as disclosed in Schedule 6.1(13) of the Vendor Group Disclosure Letter, the Company is not and, following closing of the Pre-Closing Reorganization, will not be a party to any Personal Property Leases. No other Person, other than the Company owns any material Personal Property which is being used in the operation of the Mine except with respect to the Personal Property Leases disclosed in Schedule 6.1(13)of the Vendor Group Disclosure Letter. Except as set out in Schedule 6.1(13) to the Vendor Group Disclosure Letter, there is no agreement or, option outstanding in favour of any Person for the purchase from the Vendor or the Company of any material Personal Property or other material Assets of the Company.

(14)

Bankruptcy. No member of the Vendor Group nor the Company: (a) is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law with respect to bankruptcy or insolvency law in any other jurisdiction; or (b) has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving Order has been presented in respect of it. No member of the Vendor Group nor the Company has initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of either the Vendor or the Company or any of their respective undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any Proceedings been commenced in connection with any of the foregoing.

(15)

Absence of Conflict. Except as disclosed in Schedule 6.1(15) of the Vendor Group Disclosure Letter and subject to receipt of the Vendor Group’s Required Closing Approvals, the execution, delivery and performance of this Agreement and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)

the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any Contract to which the Company is a party or by which any of the Assets are bound or affected;

(b)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Vendor Group or the Company under:

(i)	any provision of its Constating Documents or un-repealed resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)	any Order having jurisdiction over it;

(iii)	any Permit, or Company Mining Rights obtained by or issued to the Company or held for the benefit of, or necessary for the ownership of, any of the Assets or the operation of the Business; or

(iv)	any Applicable Law; or

(c)	the creation or imposition of any Lien over any of the Assets.

(16)

Litigation and Orders. Except as disclosed in Schedule 6.1(16) of the Vendor Group Disclosure Letter, there are no material Orders or Proceedings pending or, to the knowledge of the Vendor Group, threatened against or affecting any of the Vendor Group or the Company which could adversely affect the Vendor Group, the Company, the Business or the Assets or the Vendor Group’s or the Company’s ability to perform its obligations under this Agreement.

(17)

Permits. Schedule 6.1(17) of the Vendor Group Disclosure Letter sets out a true, accurate and complete list of all material Permits (including Environmental Permits) issued to, applies for, or held by or for the benefit of the Company in connection with the Property and for the lawful operation of the Mine as currently and previously conducted, each of which is valid and in full force and effect. Neither the Vendor nor the Company is in material breach of any such Permit. No Person has threatened to revoke, or commenced proceedings to revoke, any such Permit. Upon completion of the Pre-Closing Reorganization, the Company will own, hold, possess or lawfully use in the operation of the Business, all Permits and Environmental Permits which are necessary for it to conduct the Business, operate the Mine as currently and previously operated or for the ownership and use of the Assets in compliance with all Applicable Laws.

(18)

Closure Plans. As at the date of filing with applicable Governmental Authorities, the Closure Plans constitute all the reclamation, rehabilitation, restoration, remediation or other similar plans pertaining to Closure Obligations and required by Applicable Law to have been filed by the Company with any Governmental Authority, and all such plans have been duly filed with such Governmental Authorities in accordance with Applicable Laws. The Company has complied in all material respects with the requirements of such plans having regard to the current state of its operations.

(19)

Financial Assurances. As at the date of filing with applicable Governmental Authorities, the Financial Assurances identified in Section 6.1(19) of the Vendor Group Disclosure Letter constitute all surety, bond, financial assurance or other security in respect of Closure Obligations required by Applicable Laws to have been filed by the Company with any Governmental Authority, and as at the date of filing with applicable Governmental Authorities, all such surety has been duly filed with such Governmental Authorities in accordance with Applicable Laws.

(20)

Absence of Change. Since September 30, 2025, except as disclosed in Schedule 6.1(20) of the Vendor Group Disclosure Letter, the business of Vendor and the Company in respect of the Mine and the Assets has been conducted in the Ordinary Course and there has been no Company Material Adverse Effect.

(21)

Required Approvals. Other than as set out in Schedule 6.1(21) of the Vendor Group Disclosure Letter, there is no requirement for the Vendor or the Company to make any filing with, give any notice to, or obtain any Permit or Approval from, any Person under Applicable Law, any Material Contract or any Permit relating to the Business, the Assets, the Permitted Liens or the Company as a condition to the lawful completion of the Transactions (including the Pre-Closing Reorganization) or to permit the Company to conduct the Business after Closing as the Business is currently conducted by the Company in the Ordinary Course.

(22)

Compliance with Laws. Except as would not have a Company Material Adverse Effect, the Company is not in violation of any Applicable Law. None of the Company nor any of the Company’s Affiliates nor, to the knowledge of the Vendor Group, the Company’s officers, directors or, employees or Company Contractors, has taken, committed to take, or been alleged to have taken, any action which would cause the Company to be in violation of Anti-Bribery and Anti-Corruption Laws.

(23)	Mining Rights.

(a)

Schedule 6.1(23) of the Vendor Group Disclosure Letter sets out an accurate and complete description of all mining rights held by the Company that are material to the operation of the Business as currently conducted in the Ordinary Course (the “Company Mining Rights”). The Company Mining Rights constitute all of the mining rights to allow the Company to carry out the Business as currently conducted in the Ordinary Course.

(b)

The Company Mining Rights are in full force and effect in accordance with their respective terms, and the Company has complied or will have complied, in all material respects, with the terms and conditions of the Company Mining Rights.

(c)	The Company Mining Rights confer on the Company all the mining rights that are required for the Company to carry out the Business as currently conducted in the Ordinary Course.

(d)

The Company has valid title to the Company Mining Rights and the Company Mining Rights are in material compliance with all Applicable Laws and are in good standing, free and clear of all Liens (other than Permitted Liens), and all material rentals, fees, expenditures, capital investments and other payments owed in respect thereof to Governmental Authorities have been paid and will have been paid as of the Closing. None of the Company Mining Rights are located in an agricultural land preserved pursuant to the Act respecting the preservation of agricultural land and agricultural activities (Québec).

(e)

Schedule 6.1(23)(e) of the Vendor Group Disclosure Letter contains an accurate and complete list of all Royalties payable by and to the Company with respect to the Company Mining Rights (the “Existing Royalties”), and save and except for the Existing Royalties, no Person has any preferential right or interest in any of the Company Mining Rights or the Property or the production or profits therefrom or any Royalty, net profit interest or similar interest in respect thereof or any right to acquire any such interest.

(f)

Since June 1, 2013, the Company has not entered into any agreements creating any Residual Property Rights with respect to the Company Mining Rights, and except as disclosed in Schedule 6.1(23)(f) of the Vendor Group Disclosure Letter, there are no material Residual Property Rights which currently affect the Company Mining Rights.

(24)	Vendor Technical Report.

(a)

The Vendor Technical Report complied in all material respects with the requirements of NI 43-101, including Form 43-101F1, at the time of filing thereof and reasonably presented the quantity of mineral resources and mineral reserves attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the Vendor Technical Report was prepared.

(b)

The Vendor and the Company made available to the authors of the Vendor Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided.

(c)

As of the effective date of the Vendor Technical Report, all of the material assumptions underlying the mineral resource and mineral reserve estimates in the Vendor Technical Report are reasonable and appropriate.

(d)	The estimates of mineral resources and reserves relating to the Property as described in the Vendor Public Disclosure Record comply in all material respects with NI 43-101.

(e)

The information set forth in the Vendor Public Disclosure Record relating to mineral resources and mineral reserves with respect to the Property has been prepared by the Vendor, the Company and its consultants in accordance with methods generally applied in the mining industry and conforms in all material respects to the requirements of NI 43-101 and all Applicable Laws.

(f)

The Vendor is in compliance in all material respects with the provisions of NI 43-101 with respect to the Property, has filed all technical reports required thereby, and there has been no change of which the Vendor or the Company are or should be aware that would disaffirm, misrepresent or change any material aspect of the Vendor Technical Report or that would require the filing of a new technical report under NI 43-101.

(25)

Environmental Matters. Except as related to or arising from the matters disclosed in Schedule 6.1(25) of the Vendor Group Disclosure Letter, or as would not reasonably be expected to be material, individually, or in the aggregate, to the Company or the Company Mining Rights, taken as a whole or as provided in Schedule 6.1(25) of the Vendor Group Disclosure Letter:

(a)

the Company is in material compliance with all Environmental Laws relating to the Owned Real Property and all operations conducted thereon, and has not received from any Governmental Authority or other Person any (i) Environmental Notice, or (ii) written request for information under Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements and no such notice has been threatened, from any Governmental Authority of any actual material environmental liability or non-compliance with any Environmental Law which could give rise to a material undischarged liability of the Company;

(b)	the Company is not the subject of any Remedial Order and there are no circumstances or facts which could give rise to the issuance of any Remedial Order against the Company;

(c)

the Company has obtained and is in compliance with all Environmental Permits required for the ownership, operation, or use of the Owned Real Property and the Leased Real Property and all operations conducted thereon as currently conducted in the Ordinary Course, and there are no Proceedings in progress or, to the knowledge of the Vendor Group, pending or threatened, that may result in the cancellation revocation, or suspension of any Environmental Permit; and

(d)

(i) there is not now, nor has there been during the last three years, a Release of any Contaminant in contravention of Environmental Laws with respect to the Business or the Owned Real Property, and (ii) the Company is not receipt of an Environmental Notice that the Owned Real Property has been contaminated with any Contaminant in violation of Environmental Laws or the terms of any Environmental Permit by, the Company that would reasonably be expected to result in a Company Material Adverse Effect.

(26)

Material Contracts. Except as set out in Schedule 6.1(26) of the Vendor Group Disclosure Letter and except as disclosed in any other schedule to this Agreement, the Company is not a party to or bound by:

(a)

any continuing Contract for the purchase of materials, supplies, equipment or services which involves payment under that Contract of more than $5,000,000 over the term of the Contract or more than $1,000,000 during any calendar year of the Contract;

(b)	any Related Party Contract;

(c)

any employment or consulting Contract or any other written Contract providing for(a) an annual gross base compensation in excess of $200,000; (b) any payment of compensation or benefits triggered by the consummation of the Transactions; or

(d)	any Collective Bargaining Agreement;

(e)

any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

(f)

any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) of any Person;

(g)	any Contract with any Governmental Authority;

(h)	any Contract for capital expenditures of more than $5,000,000 over the term of the Contract or more than $1,000,000 during any calendar year of the Contract;

(i)	any Contract for the sale of any of the Assets or any part of the Business;

(j)	any Contract for any partnership, joint venture, strategic alliance or other similar arrangement;

(k)

any Contract which involves a right of first refusal, right of first offer, warrant, option, call, commitment or plan or agreement of any kind that would enable any Person to purchase or otherwise acquire any shares in the capital of the Company or an exclusivity obligation on the part of the Company in favour of any other Person;

(l)	any Contract relating to currency exchange, commodities or other hedging arrangements entered into other than in the Ordinary Course;

(m)	any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(n)	any Contract that could impose a Lien, other than a Permitted Lien, over any of the Assets;

(o)	any Contract relating to the settlement of pending litigation that have any obligations outstanding as of the Closing Date involving the payment to or by the Company of more than $1,000,000; or

(p)	any Contract which has or which could reasonably be expected to have a Company Material Adverse Effect.

Except as set out in Schedule 6.1(26) of the Vendor Group Disclosure Letter, true, accurate and complete copies of all Material Contracts have been provided to the Purchaser.

(27)

Customers and Suppliers. Schedule 6.1(27) of the Vendor Group Disclosure Letter contains a true and correct list setting forth those persons that would be the three largest customers and the ten largest suppliers of the Company by dollar amount as at the date of the Company Interim Financial Statements. Except as set out in Schedule 6.1(27) of the Vendor Group Disclosure Letter, no such customer or supplier has given the Vendor or the Company notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Contract or relationship or threatening to take any of such actions, and, to the knowledge of the Vendor Group, no such customer or supplier intends to do any of the foregoing.

(28)

No Default Under Material Contracts. The Company has performed all of the obligations required to be performed by it, in all material respects, and is entitled to all benefits under each Material Contract. The Company is not in default and, to the knowledge of the Vendor Group, is not alleged to be in default, in respect of any Material Contract. To the knowledge of the Vendor Group, no counterparty to any Material Contract has violated or breached, in any material respect, any of the terms or conditions of any Material Contract and to the knowledge of the Vendor Group, all the covenants to be performed by the counterparties to such Material Contracts have been fully performed in all material respects. Except for the Vendor Group’s Required Closing Approvals, no Approval is required nor is any notice required to be given under any Material Contract by the Vendor or the Company or any other Person in connection with the completion of the Transactions contemplated herein in order to maintain all of the material rights of the Vendor or the Company party thereto under such Material Contract. True, complete and correct copies of all Material Contracts (including all amendments, supplements, waivers and consents) have been provided to the Purchaser.

(29)	Financial Statements. Except as disclosed in Schedule 6.1(29) of the Vendor Group Disclosure Letter, each of the Company Annual Financial Statements and the Company Interim Financial Statements:

(a)	in the case of the Company Annual Financial Statements, have been prepared in accordance with U.S. GAAP and applied on a basis consistent with that of the preceding periods; and

(b)

present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the results of the operations of the Company, as at the dates thereof and for the periods covered thereby.

(30)

Indebtedness. Schedule 6.1(30) of the Vendor Group Disclosure Letter contains a true, correct and complete list of all Persons to whom the Company will owe material Indebtedness as of the Closing, together with a reasonable, good faith estimate of the amounts that will be owing to such Persons as of the Closing. The Company is not in default with respect to any Indebtedness or any Contracts relating thereto, and no such Indebtedness or any Contracts relating thereto purport to limit the sale of any equity securities or the issuance of any equity securities by the Company or the operation of the Business. True, complete and correct copies of all Contracts (including all amendments, supplements, waivers and consents) relating to Indebtedness of the Company have been provided to the Purchaser.

(31)

Undisclosed Liabilities. Except as set forth in Schedule 6.1(31) of the Vendor Group Disclosure Letter, the Company does not and, following closing of the Pre-Closing Reorganization, will not have any material liabilities that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP, other than (a) as reflected on or reserved against the Company Interim Financial Statements (including any notes thereto), (b) those that have been incurred in the Ordinary Course since the date of the Company Interim Financial Statements, and (c) those included in the Estimated Closing Working Capital or the Estimated Indebtedness.

(32)	Non-Arm’s Length Transactions. Except as disclosed in Schedule 6.1(32) of the Vendor Group Disclosure Letter:

(a)	the Company has not loaned to, or borrowed any money from, or is otherwise indebted to, any Company Related Party. No Company Related Party:

(i)	owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of the Business; or

(ii)	has any cause of action or other claim whatsoever against, or owes any amount to, the Company in connection with the Business; and

(b)

neither the Vendor nor the Company owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business, or is a lessor, lessee, supplier, distributor, sales agent or customer of the Business.

(33)

Books and Records. The Vendor has disclosed the existence of, and made available for review by the Purchaser, all material Books and Records in the possession or control of the Vendor or the Company. All Books and Records in the possession or control of the Vendor or the Company have been maintained in accordance with all Applicable Laws and have been accurately and properly kept and completed in all material respects.

(34)

Bank Accounts. Schedule 6.1(34) of the Vendor Group Disclosure Letter contains a true, accurate and complete list of the accounts and safety deposit boxes of the Company and sets out the name of each bank, trust company or similar institution in which such Company has accounts or safety deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds any general or special power of attorney from the Company.

(35)	Tax.

(a)

The Company has timely filed (or will timely file for any Pre-Closing Tax Period) all material Tax Returns required to be filed by it in all applicable jurisdictions before the Closing Date. All Tax Returns that have been filed by, or with respect to, the Company are true, complete and correct in all material respects, report all income and all other amounts and information required to be reported thereon, and disclose all Tax required to be paid for the periods covered thereby. Except as disclosed in Schedule 6.1(35)(a) of the Vendor Group Disclosure Letter, the Company has timely paid (or will timely pay) all material Tax due and payable by it, including all instalments on account of Tax that are due and payable before the Closing Date, whether or not assessed by the appropriate Governmental Authority, and has paid all assessments and reassessments they have received in respect of all Tax. No extension of time in which to file any such Tax Returns is in effect. No Governmental Authority has asserted that the Company is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(b)

Except as disclosed in Schedule 6.1(35)(b) of the Vendor Group Disclosure Letter, there are no audits, reassessments or other Proceedings in progress or, to the knowledge of the Vendor Group, threatened against the Company, in respect of any Tax and, in particular, there are no currently outstanding reassessments or written enquiries which have been issued or raised by any Governmental Authority relating to any such Tax.

(c)

The Company has collected, withheld and deducted the amount of all material Taxes required to be collected, withheld and deducted and has timely remitted such amounts when due, in the form required under Applicable Laws, or if not yet due, made adequate provisions in its Books and Records for the payment of such amounts to the proper receiving authorities.

(d)

Except as disclosed in Schedule 6.1(35)(d) of the Vendor Group Disclosure Letter, the Company has not claimed, and will not claim any reserve under any provision of the Tax Act or any analogous provision of any comparable Applicable Law of any province of Canada in respect of its taxation year ending in connection with the Closing, except to the extent it has claimed an equivalent reserve that is taken into account in the Closing Statements in a manner that reduces the Purchase Price.

(e)

The Company will not be required to include amounts in income, or exclude items of deduction, in any taxable period (or portion thereof) ending after the Closing by reason of (i) a change in method of accounting for any tax period or portion thereof ending on or prior to the Effective Time, (ii) the use of an improper method of accounting for any tax period or portion thereof ending on or prior to the Effective Time, or (iii) a prepaid amount received or deferred revenue accrued on or prior to the Effective Time.

(f)

The Company has not acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Company becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Applicable Law of any province or territory of Canada.

(g)

The Company has not undertaken, participated in or been contractually obligated to participate in any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act, any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act or any similar transaction under any Applicable Law.

(h)

Except as disclosed in Schedule 6.1(35)(h) of the Vendor Group Disclosure Letter, for all transactions between the Company, on the one hand, and any non-resident Person with whom the Company was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, the Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(i)	The Company has not made any “excessive eligible dividend designation” nor paid a capital dividend in excess of its “capital dividend account” at the time of payment, all as defined in the Tax Act.

(j)

There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 15, 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provision of any Applicable Law to the Company.

(k)	The Company is not a “non-resident” of Canada for the purposes and within the meaning of the Tax Act.

(l)	The Vendor Newco will not be a “non-resident” of Canada for the purposes and within the meaning of the Tax Act.

(36)	Employee Plans. Except as disclosed in Schedule 6.1(36)(a) of the Vendor Group Disclosure Letter:

(a)

there are no deferred compensation, bonus, incentive or other compensation, share option, share purchase or equity incentive, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, employee life and health, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing or any other similar plan or program that is maintained, contributed to, or required to be maintained or contributed to, by the Company (or under which the Company may have any contingent liability or otherwise) for the benefit of any of the current and former directors, officers, shareholders, consultants, independent contractors or employees of the Company and their respective beneficiaries or dependents, other than statutory plans (the “Employee Plans”), provided that “Employee Plans” shall not include any employee benefit plan sponsored or maintained by a Governmental Authority that the Company is required to contribute to pursuant to Applicable Law. The Vendor Group has provided to the Purchaser (in the Vendor Data Room) true, correct and complete copies of all material Employee Plans, together with all related material documentation;

(b)	all Employee Plans have been established, registered, and administered in compliance with all Applicable Laws in all material respects;

(c)	the Company has made all contributions and paid all premiums, benefits and costs in respect of each Employee Plan in accordance with the terms of each Employee Plan and all Applicable Laws;

(d)

other than routine claims for benefits, no Employee Plan is subject to any pending action, or to the knowledge of the Vendor Group, investigation, examination, claim (including claims for Taxes) or any other Proceeding initiated by any Person.

(e)

only Company Employees, former Company Employees, Company Contractors and former Company Contractors (and any spouses, dependents, survivors or beneficiaries of such Persons) are entitled to participate in the Employee Plans and no entity other than the Company is a participating employer under any Employee Plan; and

(f)

the execution and delivery of, and performance by the Vendor Group of, this Agreement and the consummation of the Transactions hereby will not: (i) accelerate the time of payment or vesting under any Employee Plan, (ii) result in an obligation to fund (through a trust or otherwise) any compensation or benefits under any Employee Plan, (iii) increase any amount payable under any Employee Plan or (iv) result in the acceleration of any other material obligation pursuant to any Employee Plan.

(g)

Since 2013, the Company has not historically contributed to or otherwise had any obligations under a “registered pension plan”, a “retirement compensation arrangement” or an “employee life and health trust” as each of those terms is defined in subsection 248(1) of the Tax Act. No Employee Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

(h)	The Company is and has, at all required times, offered eligible employees a qualifying retirement plan in compliance with the Voluntary Retirement Savings Plans Act (Québec).

(37)	Labour and Employment Matters.

(a)	All individuals who are employed or retained in relation to, and who primarily provide services to, the Business or the Mine are either Company Employees or Company Contractors.

(b)

Schedule 6.1(37)(b) of the Vendor Group Disclosure Letter sets forth a complete and accurate list of the current Company Employees and Company Contractors (provided that with respect to disclosure of Company Contractors, only the entity-level position is listed, unless the Company Contractor is an individual), together with their position or function, date of hire or engagement, annual base salary or fees, as applicable, any incentive or bonus arrangement, any banked time or vacation pay entitlement, whether any current Company Employee is on a layoff or leave of absence and, for any leave of absence, the type of leave and expected date of return to work, if known.

(c)

Schedule 6.1(37)(c) of the Vendor Group Disclosure Letter lists: (i) all Contracts with any Company Employee who acts as a senior manager or executive; and (ii) all Contracts with any Company Employees that provide for severance, termination or similar payments or entitlements of more than $200,000 as a result of the consummation of the Transactions (other than such as results under common law from the termination of employment of an employee without an enforceable agreement as to notice or severance).

(d)

Except as disclosed in Schedule 6.1(37)(d) of the Vendor Group Disclosure Letter, the Company is not a party to or bound or governed by, or subject to any employment, consulting, retention, termination, or change of control agreement with, or any agreement, arrangement or understanding providing for retention, change of control, length of termination notice, or severance or termination payments to any director, Company Employee or Company Contractor (other than, in respect of a Company Employee, such as results by Applicable Law from the employment of an employee without an agreement as to notice or termination or severance).

(e)

There is no unfair labour practice complaint, grievance or arbitration proceeding in progress or, to the knowledge of the Vendor Group, threatened against the Company, which if determined adversely to the Company, would be material to the Company. (A) There are no Collective Bargaining Agreements in force with respect to the Company Employees, and no Collective Bargaining Agreement is currently being negotiated by the Company or, to the knowledge of the Vendor Group, any other Person in respect of same, (B) no Person holds bargaining rights with respect to any of the Company Employees, (C) to the knowledge of the Vendor Group, no Person has applied to be certified as the bargaining agent of any Company Employees, (D) there is no labour strike, slow down, work stoppage or lockout in effect or, to the knowledge of Vendor Group, threatened against the Company or the Business, nor has there been any such event within the last five years, and (E) to the knowledge of the Vendor Group, there are no pending union organizing activities involving the Company Employees.

(f)

Except as disclosed in Schedule 6.1(37)(f) of the Vendor Group Disclosure Letter, the Company has complied, and is in compliance, with all Applicable Laws relating to employment, and labour matters, including relating to wages, hours of work, vacation pay and entitlements, overtime, pay equity, occupational health and safety (including mines-specific safety), human rights, workers’ compensation, termination of employment, lay-offs, collective dismissals, holiday pay, leaves, privacy, harassment, French language, immigration, classification of independent contractors, and conditions of employment and there are no outstanding Claims, complaints, investigations or Orders under any Applicable Laws and there is no basis for such Claims.

(g)

There is no claim for wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any of the Company Employees or any former employees or relating to any failure to hire a candidate for employment.

(h)

There is no Order pursuant to any Applicable Law requiring restatement of any present or former Company Employee or requiring the taking of any action or the refraining from taking any action, in respect of any present or former Company Employee.

(i)

There are no allegations of sexual or other unlawful harassment or discrimination made against (A) any director or officer of the Company or (B) any present or former Company Employee within the last three years, except as disclosed in Schedule 6.1(37)(i) of the Vendor Group Disclosure Letter.

(j)

To the knowledge of the Vendor Group, each Company Contractor has been properly classified by the Company as an independent contractor and the Company has not received, nor are there any pending or threatened notices from any Person disputing such classification.

(k)	The Company does not employ any Company Employee that is an illegal or undocumented worker.

(l)

All amounts due and owing due for all salary, wages, overtime, vacation pay, sick days with pay, or other paid time off, payments in lieu of notice of termination of employment, bonuses, commissions, or other incentive payments, pension benefits or other employee benefits (including under the Employee Plans) have been paid.

(m)

Except as disclosed in Schedule 6.1(37)(m) of the Vendor Group Disclosure Letter, no managerial or key employee and no group of employees of the Company has provided notice of termination of his, her or their employment with the Company.

(n)

Any employee manuals and policies affecting Company Employees that have been implemented by the Company that are material to the operation the Business in the Ordinary Course and in the Company’s possession have been provided to Purchaser.

(38)

Intellectual Property. The Company does not own or possess rights to any Intellectual Property including, for greater certainty, any patents, copyrights, trade secrets, trademarks, service marks or trade names that is material to the Business as currently conducted, other than with respect to the name “Hecla”.

(39)	Data Privacy.

(a)

There has been no failure or other substandard performance of or any security incident involving any Systems that has caused a material disruption the Business. The Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities. The Company utilizes industry standard protection measures for the Systems to prevent computer viruses, worms, time locks, Trojan horses, back doors, or any code or instruction that is designed to delete, disable, deactivate, interfere with, access, modify, damage or otherwise harm any of the Systems or any system or equipment in connection with which it may operate and the Systems do not contain any such computer viruses, worms, time locks, Trojan horses, back doors, code or instruction.

(b)

The Company has in place cybersecurity measures and policies that are consistent with current standards and practices of a reasonably prudent business operating in a similar industry and that such measures and policies reasonably safeguard proper access to and the security of, the Systems, the data of the Company, and any Personal Information processed by them. The Company has not experienced any known material breaches in the information.

(40)

Insurance. Schedule 6.1(40) of the Vendor Group Disclosure Letter contains an accurate and complete list of all insurance policies maintained by the Company or an Affiliate thereof which relate to the Business, the Mine, the Owned Real Property, the Leased Real Property or the Assets (the “Insurance Policies”), which are all in full force and effect. All premiums due and payable under the Insurance Policies have been paid and the Company is otherwise in compliance in all material respects with the terms of the Insurance Policies. Except as disclosed in Schedule 6.1(40) of the Vendor Group Disclosure Letter, there are no pending material claims under any Insurance Policy and, to the knowledge of the Vendor Group, there are no circumstances which might entitle the Company or an Affiliate thereof to make a claim under any of the Insurance Policies or which might be required under any of the Insurance Policies to be notified to the insurers, and in the previous three (3) years no material claim under any of the Insurance Policies has been made by the Company or an Affiliate thereof. The Company has not received any notice of cancellation or termination with respect to any Insurance Policy.

(41)	Contracts with Indigenous Groups.

(a)

Except as disclosed in Schedule 6.1(41)(a) of the Vendor Group Disclosure Letter, there are no outstanding agreements, memorandums of understanding, impact benefit agreements, collaboration agreements or similar Contracts with Indigenous Groups (“Indigenous Group Contracts”) to which the Vendor or the Company is a party and which relate to the Mine, the Company’s Assets, the Property or, following closing of the Pre-Closing Reorganization, the Company will be a party. The Vendor has made available for inspection true and complete copies of all Indigenous Group Contracts in the data room. None of the Vendor or the Company is or, following closing of the Pre-Closing Reorganization, will be in material default under any Indigenous Group Contracts. Each Indigenous Group Contract is in full force and effect, and the Company is or, following closing of the Pre-Closing Reorganization, will be entitled to the benefit of each such Indigenous Group Contract in accordance with its terms.

(b)

Other than the Indigenous Group Contracts or as set forth in Schedule 6.1(41)(b) of the Vendor Group Disclosure Letter, neither the Vendor, the Company nor any Person acting on behalf of Vendor or the Company is currently in discussions or negotiations with any Indigenous Group with respect to entering into a new Indigenous Group Contract or terminating, amending, modifying or supplementing any Indigenous Group Contract with respect to the Mine, the Business, the Assets or the Property.

(c)

Except as disclosed in Schedule 6.1(41)(c) of the Vendor Group Disclosure Letter, neither the Vendor nor the Company has not received any claim from any Indigenous Group which affects the Company nor, to the knowledge of the Vendor Group, have claims been threatened by any Indigenous Group which relate to the Property, any Permits or the operation of the Business by the Company in the areas in which such operations are carried on or in which the Property is located.

(42)

NGOs and Community Groups. No material dispute between the Vendor or the Company and any non-governmental organization, community, or community group exists or, to the knowledge of the Vendor Group, is threatened or imminent with respect to the Property or the operation of the Mine. Neither the Vendor nor the Company has received any material correspondence from any non-governmental organization, community, community group or Indigenous Group.

(43)

Health and Safety. Except as disclosed in Schedule 6.1(43) of the Vendor Group Disclosure Letter, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation in respect of the Company and the Company has not been reassessed under such legislation during the past three (3) years and no audit of the Company is currently being performed pursuant to any applicable workers’ compensation legislation. There are no claims or, to the knowledge of the Vendor Group, threatened claims which may adversely affect the accident cost experience of the Company. All Orders and inspection reports, if any, under applicable occupational health and safety legislation relating to the Company that have been received by the Company during the last two years have been provided to Purchaser. have been provided to Purchaser. To the knowledge of the Vendor Group, there are no pending charges made under any applicable occupational health and safety legislation relating to the Business or the Company in respect of the Mine and there have been no fatal accidents or accidents having caused the loss of a limb (i.e. arm or leg) at the Mine that might reasonably be expected to lead to charges involving the Company under the applicable occupational health and safety legislation.

(44)

Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the Transactions contemplated herein based upon arrangements made by or on behalf of the Company.

6.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor of the Purchased Shares to the Purchaser:

(1)

Organization and Status. The Purchaser is duly incorporated and organized, and is validly subsisting and in good standing, under the laws of Canada and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. The Purchaser is duly registered, licensed, or otherwise qualified to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property or the assets owned, leased, or operated by it, or the nature of business, conducted by it, makes such qualification or licensing necessary, except in such instances where the failure to be so duly registered, licensed or otherwise qualified and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect.

(2)

Corporate Power. The Purchaser has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder. The Purchaser has all necessary corporate power and authority to own or lease its assets and to carry on its business as now being conducted by it and as previously having been conducted by it.

(3)

Authorization. The execution and delivery by the Purchaser of this Agreement and by the Purchaser of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Purchaser.

(4)

Enforceability. This Agreement has been duly executed and delivered by the Purchaser (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the Ancillary Agreements required by this Agreement to be delivered by the Purchaser will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)

Bankruptcy. The Purchaser is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law with respect to bankruptcy or insolvency law in any other jurisdiction and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving Order has been presented in respect of it. The Purchaser has not initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Purchaser or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any Proceedings been commenced in connection with any of the foregoing.

(6)

Absence of Conflict. Subject to receipt of the Purchaser’s Required Closing Approvals, the execution, delivery and performance by the Purchaser of this Agreement and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Purchaser under:

(i)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)	any Order having jurisdiction over it; or

(iii)	any Applicable Law;

(b)	the requirement of any Approval from any of its creditors; or

(c)	result in the creation or imposition of any Lien on any of its Assets other than Liens created under, or permitted by, the Stream Agreement.

(7)

Litigation and Orders. There are no Proceedings or Orders (whether or not purportedly on behalf of the Purchaser) pending or outstanding or threatened against or affecting the Purchaser which could affect the Purchaser, its business or its assets or the Purchaser’s ability to perform its obligations under this Agreement.

(8)

Required Approvals. Except those Approvals which are contemplated by this Agreement, there is no requirement for the Purchaser to obtain any Approval from any Person as a condition to the lawful completion of the Transactions.

(9)

Compliance with Laws. Except as would not have a Purchaser Material Adverse Effect, the Purchaser is not in violation of any Applicable Law. None of the Purchaser or its Affiliates, including without limitation, any of their respective officers, directors or employees has taken, committed to take or been alleged to have taken any action which would cause the Purchaser or any of its Affiliates, to be in violation of Anti-Bribery and Anti-Corruption Laws, and to the Purchaser’s knowledge, no such action has been taken by any other Representatives of the Purchaser or other Persons acting on behalf of the Purchaser or any of its Affiliates.

(10)	Tax. The Purchaser is a “taxable Canadian corporation” within the meaning of subsection 89(1) of the Tax Act.

(11)

Sufficiency of Funds. At Closing, the Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment for the Purchased Shares and consummate the Transactions contemplated herein, and has provided evidence of same to the Vendor. The Purchaser acknowledges and agrees that the Closing is not conditional on any financing.

(12)	Investment Canada Act: The Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act.

(13)

Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the Transactions contemplated herein based upon arrangements made by or on behalf of the Purchaser other than BMO Nesbitt Burns Inc., as advisor to the Purchaser.

(14)	Due Diligence by Purchaser and Non-Reliance.

(a)

The Purchaser has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and condition (financial or otherwise) of the Company and, in making the determination to proceed with the Transactions contemplated by the Agreement, has relied solely on the results of its own independent investigation and the representations and warranties in this Agreement (including the Schedules hereto).

(b)

In connection with the Purchaser’s investigation of the Company, it has received certain projections and other forecasts including projected financial statements, projected cash flow items and certain forward-looking business plan information related to the Company. The Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans, budgets and forward-looking information, (ii) the Purchaser is familiar with such uncertainties, (iii) the Purchaser is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans, budgets and other forward-looking information so furnished to the Purchaser or its Representatives, (iv) the Vendor has not made any representation or warranty with respect to such projections and forecasts, (v) the Purchaser has not relied upon the estimates, projections, forecasts, plans, budgets and other forward-looking information so furnished to the Purchaser or its Representatives or any component thereof, and (vi) the Purchaser will not (and will cause all of its subsidiaries and other Affiliates, Representatives and other Persons acting on its behalf to not) assert any claim or cause of action or other Proceeding against the Vendor, the Company or any of their respective Representatives, successors or assigns with respect thereto, or hold any such other Person liable with respect thereto.

(c)

Except for the specific representations and warranties expressly made by the Vendor in this Agreement (as modified or supplemented by the Vendor Group Disclosure Letter), (i) the Purchaser, on behalf of itself, its Affiliates and each of its or their respective Representatives, acknowledges and agrees that (A) none of the Parties are making or have made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, or any of the Company’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to the Purchaser or its Representatives or made available to the Purchaser or its Representatives in any “data rooms,” “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, the Transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (B) neither the Vendor nor any shareholder, director, officer, manager, agent, employee or other Representative of the Vendor or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided, and (ii) the Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Vendor and the Company have specifically disclaimed and hereby specifically disclaim any such other representation or warranty made by any Person.

(15)

R&W Policies. The Purchaser has provided to the Vendor draft copies of the R&W Policies (copies of which are appended at Schedule “B” hereto) with the R&W Insurers (which, for clarity, the R&W Policies cover, inter alia, the Vendor Group Fundamental Representations). As of the Closing, the Purchaser will have obtained a binder evidencing a commitment of each R&W Insurer to issue the R&W Policies, with effect as of the Closing Date, substantially in the form attached as Schedule “B” hereto, and the Purchaser will not have been amended, restated or otherwise modified or waived either R&W Policy in a manner adverse to the Vendor Group and the commitments of each R&W Insurer contained in each R&W Policy will not have been withdrawn, modified or rescinded in a manner adverse to the Vendor. During the Interim Period, the Purchaser will deliver an inception no claims declaration in the form required to be delivered in accordance with each R&W Policy.

(16)

Stream Agreement. The Stream Agreement is in full force and effect and the Purchaser is not in breach of any of the provisions therein. The Stream Agreement is the only Contract between FN Holdings ULC (including any Affiliate thereof) and the Purchaser with respect to the subject matter therein, other than the security documents or other items deliverable strictly in accordance therewith.

6.3	Representations and Warranties of the Purchaser Guarantor

The Purchaser Guarantor represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor of the Purchased Shares to the Purchaser:

(1)

Organization and Status. The Purchaser Guarantor is duly incorporated and organized, and is validly subsisting and in good standing, under the laws of Canada and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. The Purchaser Guarantor is duly registered, licensed, or otherwise qualified to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property or the assets owned, leased, or operated by it, or the nature of business, conducted by it, makes such qualification or licensing necessary, except in such instances where the failure to be so duly registered, licensed or otherwise qualified and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect.

(2)

Corporate Power. The Purchaser Guarantor has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder. The Purchaser Guarantor has all necessary corporate power and authority to own or lease its assets and to carry on its business as now being conducted by it and as previously having been conducted by it.

(3)

Authorization. The execution and delivery by the Purchaser Guarantor of this Agreement and by the Purchaser Guarantor of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Purchaser Guarantor.

(4)

Enforceability. This Agreement has been duly executed and delivered by the Purchaser Guarantor (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the Ancillary Agreements required by this Agreement to be delivered by the Purchaser Guarantor will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)

Bankruptcy. The Purchaser Guarantor is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law with respect to bankruptcy or insolvency law in any other jurisdiction and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving Order has been presented in respect of it. The Purchaser Guarantor has not initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Purchaser Guarantor or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any Proceedings been commenced in connection with any of the foregoing.

(6)

Absence of Conflict. Subject to receipt of the Purchaser’s Required Closing Approvals, the execution, delivery and performance by the Purchaser Guarantor of this Agreement and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Purchaser Guarantor under:

(i)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)	any Order having jurisdiction over it; or

(iii)	any Applicable Law;

(b)	the requirement of any Approval from any of its creditors; or

(c)	result in the creation or imposition of any Lien on any of its Assets other than Liens created under, or permitted by, the Stream Agreement.

(7)

Litigation and Orders. There are no Proceedings or Orders (whether or not purportedly on behalf of the Purchaser Guarantor) pending or outstanding or threatened against or affecting the Purchaser Guarantor which could affect the Purchaser Guarantor, its business or its assets or the Purchaser Guarantor’s ability to perform its obligations under this Agreement.

(8)

Required Approvals. Except for the Purchaser’s Required Closing Approvals, or those Approvals which are contemplated by this Agreement, there is no requirement for the Purchaser Guarantor to obtain any Approval from any Person as a condition to the lawful completion of the Transactions.

(9)

Compliance with Laws. Except as would not have a Purchaser Material Adverse Effect, the Purchaser Guarantor is not in violation of any Applicable Law. None of the Purchaser Guarantor or its Affiliates, including without limitation, any of their respective officers, directors or employees has taken, committed to take or been alleged to have taken any action which would cause the Purchaser Guarantor or any of its Affiliates, to be in violation of Anti-Bribery and Anti-Corruption Laws, and to the Purchaser Guarantor’s knowledge, no such action has been taken by any other Representatives of the Purchaser Guarantor or other Persons acting on behalf of the Purchaser Guarantor or any of its Affiliates.

(10)

Consideration Shares. When issued in accordance with the terms hereof, the Consideration Shares will have been (i) duly authorized and validly issued and outstanding as fully paid and non-assessable shares and (ii) issued in compliance with all Applicable Laws and any pre-emptive rights, rights of first refusal or other similar rights of any Person. There are, and as of the date of issuance there will be, no shareholders agreements, voting trusts, pooling agreements or other Contracts in respect of the voting of any of the Consideration Shares. Upon completion of the Transactions contemplated by this Agreement, the Vendor Newco will have good and valid title to the Consideration Shares, free and clear of all Liens other than those restrictions on transfer, if any, pursuant to Applicable Law.

(11)

Authorized and Issued Capital of the Purchaser Guarantor. The authorized share capital of the Purchaser Guarantor consists of an unlimited number of Purchaser Guarantor Shares, of which 598,457,537 are issued and outstanding as of the Agreement Date, all of which have been duly authorized and validly issued and are fully paid and non-assessable common shares in the capital of the Purchaser Guarantor. As of the date of this Agreement, there are not outstanding any obligation of the Purchaser Guarantor to repurchase, redeem, or otherwise acquire any of the issued and outstanding Purchaser Guarantor Shares.

(12)

Tradeable Securities. The Consideration Shares to be issued pursuant to this Agreement shall be registered or qualified for distribution or exempt from or not subject to any requirement for registration or qualification for distribution, under Applicable Laws. The Consideration Shares shall (i) not be subject to any “hold period” resale restrictions other than a period of four months and one day under Applicable Laws and (ii) be listed and posted for trading on the Toronto Stock Exchange.

(13)	Securities Law Matters.

(a)

The Purchaser Guarantor is a reporting issuer in each of the provinces and territories of Canada and has disclosure and reporting obligations under the Corporations Act 2001 (Cth) and ASX Listing Rules in Australia, and is in compliance in all material respects with all applicable Securities Laws and there are no material misrepresentations, omissions or errors in any filings made by the Purchaser Guarantor thereunder.

(b)	The Purchaser Guarantor Shares are listed and posted for trading on the Toronto Stock Exchange and the Australian Securities Exchange.

(c)

The Purchaser Guarantor is not subject to any delisting, suspension of trading in or cease trading or other order that may operate to prevent or restrict trading in the Purchaser Guarantor Shares, and no proceedings have been initiated or, to the knowledge of the Purchaser Guarantor, are threatened by any Governmental Authority in relation thereto.

(14)	Financial Statements. Each of the Purchaser Guarantor Annual Financial Statements and the Purchaser Guarantor Interim Financial Statements:

(a)	have been prepared in accordance with IFRS and applied on a basis consistent with that of the preceding periods; and

(b)

present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchaser Guarantor and the results of the operations of the Purchaser Guarantor, as at the dates thereof and for the periods covered thereby.

(15)

Undisclosed Liabilities. The Purchaser Guarantor has not and, as of the Closing Date, will not have any liabilities that would be required to be reflected on a consolidated balance sheet of the Purchaser Guarantor prepared in accordance with IFRS, other than (a) as reflected on or reserved against the Purchaser Guarantor Interim Financial Statements (including any notes thereto), and (b) those that have been incurred in the Ordinary Course since the date of the Purchaser Guarantor Interim Financial Statements.

(16)	Absence of Change. Since September 30, 2025, the business of the Purchaser Guarantor has been conducted in the Ordinary Course and there has been no Purchaser Guarantor Material Adverse Effect.

(17)	Tax. The Purchaser Guarantor is a “taxable Canadian corporation” within the meaning of subsection 89(1) of the Tax Act.

(18)	Investment Canada Act: The Purchaser Guarantor is not a “non-Canadian” within the meaning of the Investment Canada Act.

(19)

Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the Transactions contemplated herein based upon arrangements made by or on behalf of the Purchaser Guarantor other than BMO Nesbitt Burns Inc., as advisor to the Purchaser.

6.4	Survival of the Representations, Warranties and Covenants

(a)

The representations and warranties of the Vendor contained in this Agreement, or any certificate, statement, or instrument delivered pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing, will, subject to the provisions of this Agreement, continue in full force and effect for the benefit of the Purchaser as follows:

(i)	with respect to the Vendor Group Fundamental Representations, until the date that is 36 months after the Closing Date;

(ii)

with respect to the representations and warranties in Section 6.1(35), until the date that is 90 days after the last date upon which the relevant Governmental Authority is entitled to assess or re-assess the Company in respect of the Taxes in question, having regard, without limitation, to any waiver given by the Company in respect of such Taxes and any entitlement of a Governmental Authority to assess or re-assess the Company for Taxes which relate to a matter in respect of which the Company has committed a fraud or made misrepresentation that is attributable to neglect, carelessness or willful default; and

(iii)	with respect to all other representations and warranties, until the date that is 36 months after the Closing Date,

(b)

The representations and warranties of the Purchaser and the Purchaser Guarantor contained in this Agreement, or any certificate, statement, or instrument delivered pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing, will, subject to the provisions of this Agreement, continue in full force and effect for the benefit of the Vendor as follows:

(i)	with respect to the Purchaser Fundamental Representations and the Purchaser Guarantor Fundamental Representations, until the date that is 60 months after the Closing Date; and

(ii)	with respect to all other representations and warranties, until the date that is 18 months after the Closing Date.

(c)	Notwithstanding Sections 6.4(a) and 6.4(b), a Claim by the Vendor Group or the Purchaser involving fraud, may be made at any time following the Closing Date.

(d)	Except as otherwise expressly provided in this Agreement, the representations, warranties, covenants and obligations of the Parties herein shall not merge on, and shall survive, the Closing.

(e)

If no term is specified, each covenant and agreement herein requiring performance after the Closing, will, in each case, survive until the last day of the ultimate limitation period contained in the applicable statute of limitations (including any extensions or waivers thereof), and nothing in this Section 6.4 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. For greater certainty, the provisions of Section 2.4(1)(b), Sections 2.4(3) and 2.4(4), Sections 2.5 and 2.6, Section 5.1, Sections 5.7 and 5.8, Sections 5.10 through 5.20, this Section 6.4, Section 6.5, and Article 7 and Article 8 shall survive the Closing.

6.5	Termination of Liability.

No Party or other Person is entitled to indemnification pursuant to this Agreement unless the Party or other Person has given written notice of its Claim pursuant to Article 7 prior to the expiry of the relevant survival period prescribed by Section 6.4, as applicable and in that event, only on and subject to the terms and conditions of and to the extent provided for in Article 7. The Parties agree that, to the extent applicable and permitted by Applicable Law, statutory limitation periods will be extended to give effect to the survival periods for representations and warranties set out in Section 6.4.

ARTICLE 7
INDEMNIFICATION

7.1	Indemnification by the Vendor Group

Subject to Section 6.4, Section 6.5 and this Article 7 each member of the Vendor Group hereby jointly and severally indemnifies and saves harmless the Purchaser Indemnified Parties and shall pay to the Purchaser the amount of any and all Losses suffered or incurred by it, as a result of or arising in connection with:

(a)	any breach or inaccuracy of any representation or warranty of the Vendor Group in Section 6.1 of this Agreement (other than any Vendor Group Fundamental Representation); and

(b)	any breach or inaccuracy of any Vendor Group Fundamental Representation;

(c)	any breach or non-performance by the Vendor Group of any covenant or other obligation of the Vendor Group contained in this Agreement;

(d)

all Taxes of the Company relating to any Pre-Closing Tax Period, including the Pre-Closing Reorganization, except to the extent that such Taxes are taken into account in the Closing Statements in a manner that reduces the Purchase Price;

(e)

any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Vendor Group and/or the Company (or any Person acting on their behalf) in connection with the Transaction; and

(f)	the HM3 Matter disclosed in Schedule 6.1(23) of the Vendor Group Disclosure Letter, but subject to Section 5.17(4).

7.2	Indemnification by the Purchaser

Subject to Section 6.4 and to this Article 7, the Purchaser hereby indemnifies and saves harmless the Vendor Group Indemnified Parties and shall pay to the Vendor Group the amount of any and all Losses suffered or incurred by it, as a result of or arising in connection with:

(a)	any breach or inaccuracy of any representation or warranty made by the Purchaser and the Purchaser Guarantor in Section 6.2 and Section 6.3 of this Agreement;

(b)	any breach or non-performance by the Purchaser or the Purchaser Guarantor of any covenant or other obligation contained in this Agreement; and

(c)

any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Purchaser (or any Person acting on its behalf) in connection with the Transactions;

(d)

except for the potential Vendor Group liabilities described in Section 5.17, any future closure and reclamation costs associated with the Property, including, without limitation, the tailings storage facility and waste rock facilities;

(e)

any and all Losses suffered or incurred by any Vendor Group Indemnified Party arising from any public statement, disclosure, announcement, press release, investor presentation, marketing material, or other public communication (a “Public Statement”) made by the Purchaser, the Purchaser Guarantor, or any of their respective Affiliates or Representatives concerning the Vendor Group, the Company, the Business, the Transactions, or this Agreement during the Interim Period.

7.3	Limitations on Indemnity; Sources of Recovery

(1)

For greater certainty, except in the case of fraud, none of the termination, revocation, cancellation, nor modification of any R&W Policy after the Closing Date, nor any inability of, nor any denial by, any R&W Insurer to pay any Losses contemplated by the R&W Policies, shall result in liability of the Vendor Group for Losses pursuant to this Article 7 in excess of the maximum liability of the Vendor Group expressly set out in this Article 7.

(2)

No Indemnifying Party shall be liable under this Agreement in respect of any Losses to the extent the fact, matter, event or circumstance giving rise to the Claim or on which such Losses are based are specifically reserved for or provided for or otherwise taken into account in determining the Closing Working Capital (as finally determined pursuant to Section 2.6), up to the amount specifically reserved for or provided for.

(3)

With respect to any Losses suffered by the Purchaser Indemnified Parties, no liability shall attach to the extent that the same Losses have been recovered by the Purchaser Indemnified Parties under any other representation, warranty, covenant or obligation contained in this Agreement or any other document referred to herein and, accordingly, the Purchaser Indemnified Parties may only recover once in respect of the same Losses.

(4)

The maximum, aggregate liability of the Vendor Group to the Purchaser Indemnified Parties under or in connection with this Agreement, including but not limited to, Claims for indemnification that may properly be brought pursuant to:

(a)	Section 7.1(a) will be nil, as recourse will be limited to the R&W Policies;

(b)

Section 7.1(b) - 7.1(f) (exclusive of any Claims for indemnification that may be properly brought pursuant to Section 7.1(a) (i.e. the Purchaser is required to first seek recourse under both of the R&W Policies)) to the extent that recourse under the R&W Policies is not available due to an exclusion from coverage under the R&W Policies, will be limited to an amount equal to 30% of the Estimated Cash Purchase Price paid pursuant to Section 2.4(1) (subject to any adjustment thereto pursuant to Section 2.6), provided that the foregoing limitations will not apply to prohibit or limit Claims for any Losses suffered or incurred as a result of, in respect of or arising out of any fraud.

(5)

Notwithstanding anything herein to the contrary, under no circumstances will the Vendor Group be liable to the Purchaser Indemnified Parties under or in connection with this Agreement where any Losses arise from or relate to a denial of coverage by any R&W Insurer, whether in part or in whole, under any R&W Policy for any Loss (as defined in the R&W Policies) due to a failure of any party to the R&W Policy to comply with or fulfill the terms of the R&W Policy (“Failed Policy Claim”). As an example of the foregoing, if any Purchaser Indemnified Party suffers a Loss (as defined herein) that is otherwise covered by a R&W Policy, but the R&W Insurer denies coverage because the Purchaser Indemnified Party failed to comply with its notice obligations under a R&W Policy, the Vendor Group shall not be liable to any Purchaser Indemnified Party for any part of any Losses associated with such Failed Policy Claim.

(6)

Other than with respect to any Vendor Group Fundamental Representation as set forth in Section 7.1(b) and as limited by Section 7.3(4), it is understood and agreed that no Purchaser Indemnified Party shall have any recourse or remedy against the Vendor or any other Vendor Group Indemnified Party for breach of or inaccuracy in, any representation or warranty herein or in any certificate, agreement or instrument delivered pursuant to this Agreement, and the Purchaser (on its own behalf and on behalf of the Purchaser Indemnified Parties) hereby expressly and irrevocably waives all Claims, rights and remedies (whether arising under contract, at law (including under statute) or otherwise). Nothing in this Section 7.3(7) shall in any way limit the Purchaser’s rights in respect of a Claim based on the fraud of the Vendor Group.

(7)

Notwithstanding anything to the contrary herein, none of any termination, revocation, cancellation or modification of a R&W Policy (including pursuant to any assignment by the Purchaser of any rights of subrogation under the R&W Policy) after the Closing, nor any inability of, nor any denial by a R&W Insurer, to pay any damages contemplated by a R&W Policy, including with respect to a Failed Policy Claim, shall result In liability under this Article 7 to the Vendor Group Indemnified Parties which is in excess of the liabilities of the Vendor Group Indemnified Parties expressly contemplated under this Article 7.

(8)

In the case of a Claim for indemnification pursuant to Section 7.1(a) or Section 7.1(b) for any Losses suffered or incurred as a result of, in respect of or arising out of any incorrectness in or breach of any representation or warranty that is qualified by materiality, the materiality qualifier will be disregarded for the purposes of determining whether there has been any incorrectness in or breach of such representation or warranty and the quantum of the related Losses, except to the extent that such qualifier is part of or contained in a defined or capitalized term in this Agreement (including “Company Material Adverse Effect” and “Material Contract”).

(9)

To the extent that any representation and warranty, including any Vendor Group Fundamental Representations, are excluded from a R&W Policy, notwithstanding the fact that the Purchaser has represented and warranted that they are covered by the R&W Policies, the Vendor Group shall not be liable for any Claim in respect of such representation(s) and warranty(ies).

(10)

In the event a Purchaser Indemnified Party is entitled to indemnification for Losses pursuant to Section 7.1, then such Losses shall be recoverable (subject to the limitations in this Article 7, where applicable):

(a)	first, by the Purchaser Indemnified Party claiming against the R&W Insurers pursuant to the R&W Policies; and

(b)

lastly, and only to the extent that obligations remain after recourse has been sought in accordance with the foregoing, if and as applicable, the Purchaser Indemnified Party may, subject to and in accordance with the other provisions of this Article 7, recover his, her, its or their Losses directly from the Vendor Group.

(11)

Notwithstanding anything to the contrary in this Agreement or in any other agreement, the Purchaser shall not have any right to indemnification under this Agreement with respect to Taxes to the extent such Losses (including Taxes) arise due to the unavailability in any period other than a Pre-Closing Tax Period of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Company.

(12)

To the extent that the Purchaser or the Purchaser Guarantor is entitled to indemnification for Losses pursuant to the provisions of Section 7.1(b) or 7.1(d), it shall represent a set-off right of the Purchaser, whereby the Purchaser shall reduce the unpaid balance of the amount owing under either the Deferred Cash Payments or under the Contingent Payment Agreement by the amount of such Losses.

7.4	Notice of Claim

(1)

An Indemnified Party, within a reasonable period of time after becoming aware of any event, condition or occurrence that gives rise to any Claim, shall give an Indemnification Notice of such event, condition or occurrence to the Indemnifying Party. The Indemnification Notice will specify whether the Losses arise, or the potential Losses are expected to arise, as a result of a Direct Claim or a Third-Party Claim, and will also specify (to the extent the information is available) the factual basis for the Claim and the amount of the Losses or potential Losses, if known.

(2)

An Indemnified Party may deliver an Indemnification Notice to the Indemnifying Party in respect of a Claim for which the resulting Losses are contingent and not yet realized at the time of delivery of such Indemnification Notice.

(3)

The failure to give, or delay in giving, an Indemnification Notice to an Indemnifying Party does not relieve the Indemnifying Party of its obligations except and only to the extent that such failure causes an increase in the amount of Losses associated with the Claim or otherwise prejudices the rights and obligations of the Indemnifying Party(ies).

(4)

Provided that the Indemnified Party gives an Indemnification Notice of the Claim to the Indemnifying Party on or prior to the expiry of the applicable time period, as the case may be, set out in Sections 6.4 or 6.5, liability of the Indemnifying Party will continue in full force and effect until the final compromise, settlement or determination of a Governmental Authority of competent jurisdiction of that Claim.

7.5	Third-Party Claims

(1)

Subject to any rights of the R&W Insurers to have control of the applicable Third-Party Claim pursuant to the R&W Policies, the Indemnifying Party has the right, by providing written notice to the applicable Indemnified Party’s Representative given not later than the earlier of: (i) 14 days after receipt of the Indemnification Notice or (ii) at least five Business Days prior to the date that the Indemnified Party is required to respond to the Third-Party Claim, to assume control of the defence, settlement, compromise or prosecution of the Third-Party Claim provided that:

(a)

the Indemnifying Party delivers to the Indemnified Party’s Representative a written acknowledgement that the Indemnified Party is entitled to indemnification for all Losses arising out of the Third-Party Claim and that the Indemnifying Party shall be liable for the entire amount of those Losses that are within the scope of the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Agreement;

(b)	the Indemnified Party’s counsel has not advised that a conflict of interest exists or would exist in the event the Indemnifying Party elects to assume defence of the Third-Party Claim;

(c)	the Third-Party Claim involves only monetary damages and does not seek any injunctive or other equitable relief;

(d)	the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation;

(e)

the Third-Party Claim does not relate to disputes where the aggregate amount of money damages asserted thereunder exceeds, or is reasonably expected to exceed, the aggregate amount of available indemnification by the Indemnifying Party to such Indemnified Party pursuant to the terms hereof;

(f)

an adverse determination with respect to such Third-Party Claim would not be materially detrimental to the business of the Indemnified Party or materially injure the Indemnified Party’s reputation or future business prospects, as applicable (as determined by the Indemnified Party, acting reasonably); and

(g)

settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the judgment of the Indemnified Party, likely to establish a precedent, custom or practice adverse to the continuing business interest or reputation of the Indemnified Party.

(2)	On the assumption of control of any Third-Party Claim by the Indemnifying Party:

(a)

the Indemnifying Party will actively and diligently proceed with the defence, settlement, compromise or prosecution of the Third-Party Claim at the Indemnifying Party’s sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnified Party’s Representative;

(b)

the Indemnifying Party will keep the Indemnified Party’s Representative fully advised with respect to the defence, settlement, compromise or prosecution of the Third-Party Claim (including supplying copies of all relevant documents promptly as they become available) and will arrange for its counsel to inform the Indemnified Party’s Representative on a regular basis of the status of the Third-Party Claim;

(c)

the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defence, settlement, compromise or prosecution of the Third-Party Claim (provided the Indemnifying Party shall continue to control that defence, settlement, compromise or prosecution); and

(d)

the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(3)

Each of the Indemnified Party and the Indemnified Party’s Representative will co-operate with the Indemnifying Party in respect of such Third-Party Claim and use commercially reasonable efforts to make available to the Indemnifying Party all relevant information in its possession or under its control that is required by the Indemnifying Party to conduct the defence, settlement, compromise or prosecution (provided that such cooperation does not cause the Indemnified Party or its Indemnified Party’s Representative to provide any Confidential Information and does not, and would not reasonably be expected to, unduly interfere with the operation of the Indemnified Party’s business) and will take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct the defence, settlement, compromise or prosecution, provided always that:

(a)	no admission of fault may be made by or on behalf of the Purchaser or any Purchaser Indemnified Party without the prior written consent of the Purchaser; and

(b)	no admission of fault may be made by or on behalf of any member of the Vendor Group or any Vendor Group Indemnified Party without the prior written consent of the Vendor Group.

(4)

If the Indemnifying Party does not give the relevant Indemnified Party’s Representative the notice provided in Section 7.5(1), the applicable Indemnified Party’s Representative may assume control of the defence, settlement, compromise or prosecution, compromise or settlement of the Third-Party Claim as in its sole discretion may appear advisable, and is entitled to retain counsel as in its sole discretion may appear advisable. Any compromise, settlement or determination of a Governmental Authority of competent jurisdiction of the Third-Party Claim will be binding on the Indemnifying Party. The Indemnifying Party will, at its sole cost and expense, cooperate fully with the Indemnified Party and its Indemnified Party’s Representative and use commercially reasonable efforts to make available to the Indemnified Party and the Indemnified Party’s Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnified Party, necessary to enable the Indemnified Party to conduct the defence, settlement, compromise or prosecution of the Third-Party Claim. The Indemnifying Party will remain responsible for any Losses the Indemnified Party and its Indemnified Party’s Representative may suffer resulting from, arising out of or relating to the Third-Party Claim to the extent provided in this Article 7.

(5)	The procedures above are subject to any administrative or defense requirements set forth in the R&W Policy.

7.6	Direct Claims

Following receipt by an Indemnifying Party of an Indemnification Notice in respect of a Direct Claim, the Indemnifying Party has 30 days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of that investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied on by the Indemnified Party to substantiate the Direct Claim, together with such information in its possession that the Indemnifying Party may reasonably request. If the Indemnifying Party and the Indemnified Party agree at or prior to the expiry of this 30 day period (or prior to the expiry of any extension of this period agreed to by the Indemnifying Party and the Indemnified Party) as to the validity and amount of that Direct Claim, the Indemnifying Party shall pay to the Indemnified Party the full amount as agreed to by the Indemnifying Party and the Indemnified Party of the Direct Claim, failing which the matter shall be referred to the courts of the Province of British Columbia sitting in Vancouver, British Columbia, pursuant to Section 8.8. Any determination of a Governmental Authority of competent jurisdiction of the Direct Claim will be binding on the Indemnifying Party and the Indemnified Party.

7.7	Tax Proceedings

(1)

From and after the Closing Date, the Purchaser shall, and shall cause the Company to, inform the Vendor Group in writing, within 15 days, if any of the Purchaser, the Company or any of their Affiliates becomes aware of any audit, assessment, reassessment or Proceeding pending or threatened against or with respect to the Company in respect of any Tax matter to the extent that such audit, assessment, reassessment or Proceeding relates to Taxes for which the Vendor Group may be liable or which may result in an adjustment to the Purchase Price hereunder or a decrease in the amount of any Tax refund (a “Tax Contest”).

(2)

The Vendor Group shall have the right, at its own expense and employing counsel of its own choice, to control any Tax Contest, except to the extent that the Tax Contest relates to tax periods other than Pre-Closing Tax Periods (in which case the Vendor Group and the Purchaser shall assume joint carriage of the Tax Contest). In such event, the Purchaser shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Purchaser.

(3)

If the Vendor Group elects not to exercise the right to assume control of a Tax Contest pursuant to Section 7.7(2), then the Purchaser will provide to the Vendor Group a reasonable opportunity to comment on any representations or submissions proposed to be made to any Taxing Authority in respect of such Tax Contest and to attend any meeting with any such Taxing Authority with respect to such matters, and the Purchaser shall not settle, resolve or abandon (and shall not allow the Company to settle, resolve or abandon) such Tax Contest without the prior written consent of the Vendor Group.

(4)	To the extent the provisions of this Section 7.7 conflict with the other provisions of this Article 7, the provisions of this Section 7.7 shall prevail.

7.8	Indemnification Payments

(1)	A Loss shall become payable by an Indemnifying Party:

(a)

in respect of a Third-Party Claim upon the earlier of: (i) the date when the Third-Party Claim is settled or compromised and (ii) the date of a final determination of the Third-Party Claim by a Governmental Authority of competent jurisdiction; and

(b)

in respect of a Direct Claim upon the earlier of: (i) the date when the Indemnifying Party and the Indemnified Party agree as to the validity and amount of that Direct Claim and (ii) the date of a final determination of the Direct Claim by a Governmental Authority of competent jurisdiction pursuant to Section 8.8.

(2)

The Indemnifying Party shall pay the amount of any Loss to the Indemnified Party’s Representative within five Business Days of the date that such Loss becomes payable by such Indemnifying Party pursuant to Section 7.8(1).

7.9	Adjustment to Purchase Price

The amount of all Losses paid to the Purchaser by the Vendor Group as the Indemnifying Party will constitute a dollar-for-dollar decrease of the Purchase Price and the amount of all Losses paid by the Purchaser as the Indemnifying Party will constitute a dollar-for-dollar increase of the Purchase Price, in each case except to the extent inconsistent with Applicable Law.

7.10	Exclusive Remedy

(1)

Unless otherwise provided in this Agreement or in any Ancillary Agreement, the provisions of this Article 7 constitute the sole monetary remedy available to the Parties in respect of any Claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement or any Ancillary Agreement (other than a Claim for specific performance or injunctive relief) and in respect of any and all other indemnities provided in this Agreement or in any Ancillary Agreement.

(2)

The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages may be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to equitable relief, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to the remedy set out in Article 7.

(3)

For certainty, this Section 7.10 will not preclude, limit or otherwise affect (x) any Purchaser Indemnified Party’s rights under the R&W Policies or (y) the exercise by any Person of any right or remedy to which that Person may be entitled under any other Contract delivered in connection with the Transactions.

7.11	Trust and Agency

Each Party accepts each indemnity in favour of any of its respective Indemnified Parties that is not a Party as agent and trustee of that Indemnified Party and may enforce any such indemnity in favour of that Indemnified Party on behalf of that Indemnified Party.

7.12	One Recovery

(1)

No Indemnified Party shall be entitled to double recovery of any Losses, even if such Losses may have resulted from any Claim for indemnity pursuant to more than one of the provisions of Section 7.1, or Section 7.2, or even if such Losses may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

(2)

The Purchaser shall not be entitled to recovery of any Loss if such Loss has been included as Current Liabilities in the calculation of Working Capital or if the Purchase Price has otherwise been adjusted downward in accordance with this Agreement in connection with such Loss.

(3)

For avoidance of doubt, notwithstanding any other provision contained in this Agreement to the contrary, other than with respect to fraud and the Vendor Group Fundamental Representations, (a) the R&W Policies shall be the sole source of any recovery by the Purchaser for Losses arising out of any breach of or inaccuracy in the representations and warranties set forth in Section 6.1, any document to be delivered in connection with this Agreement, or any other agreement or instrument contemplated hereby (for greater certainty, regardless of whether coverage is actually available under the R&W Policies), and (b) the Purchaser’s sole recourse for any Losses arising out of any breach of or inaccuracy in the representations and warranties (other than the Vendor Group Fundamental Representations) set forth in Section 6.1, any document to be delivered in connection with this Agreement, or any other agreement or instrument contemplated hereby exclusively from the R&W Policies (for greater certainty, regardless of whether coverage is actually available under the R&W Policies). Without prejudice to Section 7.3(10) until such time as the policy limit under the R&W Policies is exhausted, and provided coverage for such indemnification Claim is not excluded under the terms of the R&W Policies, the Purchaser shall, first, make a claim on the R&W Policies in respect of any claim that could be indemnifiable pursuant to Section 7.1 and, to the extent Purchaser cannot recover all of its Losses from the R&W Policies in respect of such claim and subject to the limitations set forth in this Article 7, second, seek to recover any portion of such Losses not recovered under the R&W Policies from the Vendor pursuant to Section 7.1, subject in all cases to the terms and conditions of this Agreement.

7.13	Indemnity Obligations Unaffected by R&W Policies

(1)	Notwithstanding the foregoing provisions of this Article 7 or anything else contained in this Agreement:

(a)	nothing herein is intended to, nor will it, limit any of the survival periods contained in the R&W Policies with respect to making Claims thereunder or for any other purpose;

(b)

nothing in this Agreement will limit, restrict or otherwise act as a waiver of any rights of any Purchaser Indemnified Party to receive payment, make a Claim or otherwise seek coverage under the R&W Policies and the Vendor Group will not have any right to subrogation under any insurance or third party indemnification agreement, including the R&W Policies; and

(c)

nothing in this Agreement will be deemed to obligate any Purchaser Indemnified Party to pay to the Vendor Group any proceeds received by any Purchaser Indemnified Party pursuant to a Claim under the R&W Policies under any circumstances.

7.14	Mitigation

Each Indemnified Party shall use reasonable efforts to mitigate any Claim or Losses that such Indemnified Party asserts under this Agreement. If any Indemnified Party fails to use such reasonable efforts to mitigate any such Claim or Losses, then the Indemnifying Party shall not be required to indemnify the Indemnified Party for the portion of any Losses that would have been avoided if the Indemnified Party had used such reasonable efforts.

7.15	Adjustments

(1)

The amount of any Losses for which indemnification is provided in this Article 7 will be adjusted to take into account any Tax benefit (including a reduction in Taxes payable or increase in a Tax refund) or other benefit realized by the Indemnified Party by reason of the Loss for which indemnification is so provided. Any such Tax benefit or other benefit will be taken into account at such time as it is received by the Indemnified Party.

(2)

Where an Indemnified Party is, or would be likely to be, entitled to recover or be compensated or indemnified by another Person, whether by way of Contract, indemnity or otherwise (including under a policy of insurance), any amount in respect of a Claim made by the Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party of such right or entitlement, take commercially reasonable steps to seek recovery of the maximum portion of any Losses and keep the Indemnifying Party reasonably apprised of the status of such recovery. The amount of the Claim by the Indemnified Party shall be reduced by any amount actually recovered by the Indemnified Party (net of all reasonable out of pocket costs and expenses incurred in doing so and any Tax paid or payable on the amount recovered). If the Indemnified Parties fail to use commercially reasonable efforts to recover any amounts recoverable under insurance policies or other applicable sources of recovery, the Indemnifying Party shall not be required to indemnify the Indemnified Parties for the portion of any Losses that would have been recovered if the Indemnified Parties had used such commercially reasonable efforts.

(3)

If, after an Indemnifying Party has made a payment in respect of a Claim, an Indemnified Party recovers from or is paid by another Person any amount in respect of the Loss that gave rise to the Claim, the Indemnified Party shall promptly, and in any event within 10 Business Days, pay to the Indemnifying Party, the lesser of (a) the amount of the Loss that was recovered or paid and (b) the amount paid by the Indemnifying Party to the Indemnified Party in respect of the Claim, in either case net of all reasonable out of pocket costs and expenses incurred in obtaining the recovery or payment.

ARTICLE 8
GENERAL

8.1	Confidentiality, Announcements and Disclosure

(1)	A Party may only disclose Confidential Information of another Party to the extent that such disclosure is:

(a)

made in response to a valid Order of a court of competent jurisdiction (based on advice from legal counsel); provided, however, that in each case such disclosing Party will, to the extent reasonably practicable and permitted by Applicable Law, (i) first have given written notice to the Party whose Confidential Information will be disclosed and given such Party a reasonable opportunity to take appropriate action and (ii) cooperate with such Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such Order will be limited to that information which is legally required to be disclosed in response to such Order, as determined in good faith by the Party (based on advise from legal counsel) that is obligated to disclose Confidential Information pursuant to such Order;

(b)

otherwise required to be disclosed by any Applicable Law to which the disclosing Party or any Affiliate thereof is subject (based on advice from legal counsel); provided, however, that the disclosing Party that is so required will, to the extent reasonably practicable and permitted by Applicable Law, provide the Party whose Confidential Information will be disclosed with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the Party whose Confidential Information will be disclosed with respect to such Confidential Information; provided, further, that the Confidential Information disclosed pursuant to Applicable Law will be limited to that information which is legally required to be disclosed by such Applicable Law, as determined in good faith by the Party (based on advise from legal counsel) that is obligated to disclose Confidential Information pursuant to such Applicable Law;

(c)

made to a Governmental Authority in connection with any Tax Return as may be required for a disclosing Party to receive the benefit of any Tax deduction, refund, rebate, or other Tax benefit (based on advice from legal counsel); or

(d)

made by such disclosing Party, in connection with the performance of this Agreement or the Ancillary Agreements, to such disclosing Party’s Affiliates, licensees, sublicensees, contractors, directors, officers, employees, consultants, professional advisors, agents or other Representatives, or to other Persons, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted or required by this Agreement or the Ancillary Agreements, and provided that (i) each such Person to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations substantially as protective as those set forth in this Agreement; and (ii) the disclosing Party shall be liable for such Persons’ compliance with such obligations.

(2)

Following the termination of this Agreement in accordance with the provisions of Section 4.3, each Party shall (and shall cause each of its Representatives to) promptly, on a request from any other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, that are or that contain Confidential Information of the requesting Party, except that if the Party so obligated to return Confidential Information or its Representatives have prepared notes, analyses, compilations, studies or summaries containing or concerning any Confidential Information, then that Party may, instead of returning the notes, analyses, compilations, studies or summaries, destroy them and provide a certificate to that effect to the requesting Party; and provided further that the Party may retain a copy of such Confidential Information to the extent required by Applicable Law, and/or to the extent a copy is maintained in the Party’s electronic back-up system (but in this case, only to the extent such back-up system is not readily accessible).

(3)

The Vendor shall consult with the Purchaser, and the Purchaser shall consult with the Vendor, prior to issuing any press releases or otherwise making public statements with respect to this Agreement or the Transactions, and the Vendor shall provide the Purchaser, and the Purchaser shall provide the Vendor, with a reasonable period of time to review and comment on all such press releases or statements prior to the release thereof and shall take into account the other Parties’ reasonable comments. To the extent that any such press release or public statement is required by Applicable Law, by a rule of a stock exchange on which a Party’s shares (or those of any of its Affiliates) are listed or traded or by a Governmental Authority, the press release or public announcement shall be issued or made after consultation with the other Parties and after taking into account the other Parties’ reasonable comments. If such advance consultation is not reasonably practicable or legally permitted (based on advice of legal counsel), to the extent permitted by Applicable Law, the disclosing Party shall provide the other Parties with a copy of any written disclosure made by such disclosing Party as soon as practicable thereafter. Notwithstanding the foregoing, the Parties acknowledge and agree that the Purchaser Guarantor is a public company listed on the Toronto Stock Exchange and Australian Securities Exchange (“ASX”) and as such may have an obligation (on advice of counsel) under the rules of the applicable exchange or Applicable Law to disclose the contents of this Agreement and to disclose the terms hereof; provided that prior to such disclosure, the Purchaser shall provide the Vendor, with a reasonable period of time to review and comment on all disclosure prior to the disclosure thereof and shall take into account the other Vendor’s reasonable comments. Any Public Statement made by the Purchaser, the Purchaser Guarantor, or any of their Affiliates or Representatives shall be subject to the indemnification obligations set forth in Section 7.2(e).

(4)

Where the disclosure of Confidential Information of another Party is required by Applicable Law or in any furnishing or filing with any Governmental Authority in order to comply with its legal obligations, the Party required to make such disclosure will, to the extent reasonably practicable, reasonably in advance of such disclosure (a) inform the other Party of the contents of the proposed disclosure and (b) afford the other Party a reasonable opportunity to comment on such disclosure in draft form. Any notice to or request for approval to be made pursuant to this Section 8.1(4) shall be made in accordance with Section 8.9. Each Party acknowledges and agrees that Vendor may file a copy of this Agreement as part of its public disclosure record on SEDAR+ and EDGAR, subject to redactions as permitted by Applicable Law and prior consultation with the Vendor Group with regard to proposed redactions, and that Purchaser Guarantor may file a copy of this Agreement as part of its public disclosure record on SEDAR+ or with the ASX, subject to redactions as permitted by Applicable Law and prior consultation with the Vendor Group with regard to proposed redactions.

8.2	Transactions Expenses

Except as otherwise explicitly provided in this Agreement (including with respect to Company Transaction Expenses), all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses; and for greater certainty, all Vendor Transactions Expenses will be paid by the Vendor Group. Without limiting the generality of the foregoing and for certainty, each of the Purchaser and the Vendor Group will be responsible for 50% of the R&W Expenses.

8.3	Non-disparagement

Neither the Purchaser, the Purchaser Guarantor or any of their respective Affiliates or Representatives shall, except as required by Applicable Law or court proceeding (on advice of counsel) and only if truthful, engage in any conduct or make any statement which is in any way critical of, or disparaging to, or otherwise derogatory about the Company, the Vendor Group or any of their respective services, business affairs or financial condition, or any of the Company, the Vendor Group or their respective Affiliates or Representatives.

8.4	Entire Agreement; No Third-Party Beneficiary

This Agreement (together with the Vendor Group Disclosure Letter and the Ancillary Agreements) constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Ancillary Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement or the Ancillary Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Ancillary Agreements or which induced any Party to enter into this Agreement or the Ancillary Agreements. Except as otherwise provided in Section 7.11, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Parties, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any Proceeding.

8.5	Amendment

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

8.6	Waiver of Rights

No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

8.7	Time of Essence

Time shall be of the essence of this Agreement and of every part hereof and no extension or variation to this Agreement shall operate as a waiver of this provision.

8.8	Governing Law; Attornment

This Agreement is governed by, and interpreted and enforced in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia, excluding the choice of law rules of the Province of British Columbia. The Parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of British Columbia sitting in Vancouver in respect of all disputes arising out of, or in connection with, this Agreement, or in respect of any legal relationship associated with it or derived from it.

8.9	Notices

(1)

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if given by email prior to 5:00 p.m. on any Business Day, on such Business Day, (iii) if given by email after 5:00 p.m. on any day, on the first Business Day next following the date the notice or other communication is sent; and (iv) if sent through an overnight delivery service in circumstances under which such service guarantees next day delivery, the Business Day following being so sent:

(a)	in the case of the Purchaser, at:

c/o Orezone Gold Corporation

Suite 450 – 505 Burrard Street

Vancouver, British Columbia V7X 1M3

Attention: Legal Dept.

With a copy, which shall not constitute notice, to:

Stikeman Elliott LLP

666 Burrard Street, Suite 1700

Vancouver, British Columbia, Canada

V6C 2X8

Attention: Victor Gerchikov

(b)	in the case of the Vendor Group, at:

Hecla Mining Company

6500 N Mineral Dr., Suite 200

Cœur d’Alene, ID 83815

Attention: Legal Dept.:

(2)

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.10	Assignment; Enurement

(1)

Neither the Purchaser nor the any member of the Vendor Group may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person.

(2)	This Agreement shall be binding upon and enure to the benefit, of the Parties and their respective successors and permitted assigns.

8.11	Further Assurances

Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as any other Party may, before or after the Closing, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

8.12	Severability

If any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

8.13	Counterparts

This Agreement and the Ancillary Agreements may be signed in any number of counterparts and the signatures delivered electronically, each of which shall be deemed to be an original, with the same effect as if the signatures thereto were upon the same instrument and delivered in Person.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement.

HECLA MINING COMPANY

By:
	Name:	David C. Sienko
	Title:	Sr. Vice President & GC

17629346 CANADA INC.

By:
	Name:	Patrick Downey
	Title:	President & CEO

OREZONE GOLD CORPORATION

By:
	Name:	Patrick Downey
	Title:	President & CEO

[Signature Page to Share Purchase Agreement]